Exhibit T3C. 2
STELCO INC.
AND
BNY TRUST COMPANY OF CANADA
AS
CANADIAN TRUSTEE
AND
THE BANK OF NEW YORK
AS
U.S. TRUSTEE
FIRST SUPPLEMENTAL INDENTURE
DATED AS OF MARCH 31, 2006
MCCARTHY TÉTRAULT LLP

Supplementing the Trust Indenture dated as of March 31, 2006 between Stelco Inc., BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York, as U.S. trustee, and providing for the issue of Secured Floating Rate Notes due 2016

TABLE OF CONTENTS

ARTICLE 1 — INTERPRETATION		1
1.01	To be Read with Principal Indenture; Governing Law	1
1.02	Definitions.	2
1.03	Schedules and Exhibits	31
1.04	Benefits of Indenture	31

ARTICLE 2 — THE SECURED NOTES		32
2.01	Limit of Issue and Designation of Secured Notes	32
2.02	Form and Terms of Secured Notes	32
2.03	Interest	34
2.04	Prescription	34
2.05	Issue of Secured Notes	34
2.06	Payment of Interest	35
2.07	Payments of Principal and Interest on Book-Based Secured Notes	35
2.08	Rank	36
2.09	Register	36

ARTICLE 3 — REDEMPTION, PURCHASE AND CANCELLATION OF SECURED NOTES		37
3.01	Optional Redemption of Secured Notes	37
3.02	Payment in Event of Redemption, Purchase or Repayment	37
3.03	Places of Payment	38
3.04	Notice of Redemption	38
3.05	Secured Notes Due on Redemption Date	38
3.06	Deposit of Redemption Amount	38
3.07	Failure to Surrender Secured Notes Called for Redemption	38
3.08	Cancellation of Redeemed Secured Notes	39

ARTICLE 4 — EVENTS OF DEFAULT		39
4.01	Events of Default	39

ARTICLE 5 — REPRESENTATIONS AND WARRANTIES		41
5.01	Corporate Existence; Compliance with Law	41
5.02	Corporate Name, Executive Offices, Collateral Locations	42
5.03	Corporate Power, Authorization, Enforceable Obligations	42
5.04	Ownership of Property; Liens	42
5.05	Labour Matters	43
5.06	Ventures, Subsidiaries and Affiliates; Outstanding Shares and Indebtedness	44
5.07	Government Regulation	45
5.08	Taxes	45
5.09	No Litigation	45
5.10	Intellectual Property	45
5.11	Compliance with Industry Standards	46
5.12	Possession of Collateral	46

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5.13	Material Adverse Change	46
5.14	Environmental Matters	46

ARTICLE 6 — ADDITIONAL COVENANTS OF THE CORPORATION WITH RESPECT TO THE SECURED NOTES		47
6.01	Reporting Issuer	47
6.02	Limitation on Restricted Payments	47
6.03	Limitation on Indebtedness	48
6.04	Payment of Taxes	49
6.05	Compliance with Laws	49
6.06	Maintenance of Properties and Insurance	49
6.07	Waiver of Stay, Extension or Usury Laws	50
6.08	Limitation on Transactions with Affiliates	50
6.09	Impairment of Security Interest	51
6.10	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries	51
6.11	Limitation on Liens	52
6.12	Limitation on Sale of Assets	52
6.13	Limitation on Sale and Leaseback Transactions	57
6.14	Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries	57
6.15	Restricted and Unrestricted Subsidiaries	57
6.16	Environmental Matters	58
6.17	Withholding Tax	59
6.18	Indemnity	60

ARTICLE 7 — SATISFACTION AND DISCHARGE		60
7.01	Cancellation and Destruction	60
7.02	Non-Presentation of Secured Notes	60
7.03	Repayment of Unclaimed Money to Corporation	61
7.04	Release from Covenants	61

ARTICLE 8 — INTEREST PAYMENT ELECTION		61
8.01	Interest Payment Election by Delivery of Secured Notes or Interest Accrual	61

ARTICLE 9 — COLLATERAL AND SECURITY		63
9.01	Collateral and Security Documents; Additional Collateral	63
9.02	Recording, Registration and Opinions	65
9.03	Release of Collateral	66
9.04	Possession and Use of Collateral	67
9.05	Specified Releases of Collateral	67
9.06	Disposition of Collateral Without Release	68
9.07	Form and Sufficiency of Release	68
9.08	Purchaser Protected	69
9.09	Authorization of Actions to be Taken by the Trustee Under the Security Documents	69
9.10	Authorization of Receipt of Funds by the Trustee Under the Security Documents	69
9.11	True Copy	69
9.12	Certain TIA Requirements	70

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ARTICLE 10 — APPLICATION OF TRUST MONEYS		70
10.01	“Trust Moneys” Defined	70
10.02	Withdrawal of Net Cash Proceeds to Fund an Asset Sale Offer	71
10.03	Withdrawal of Trust Moneys for a Related Business Investment	72
10.04	Withdrawal of Trust Moneys on Basis of Retirement of Secured Notes	73
10.05	Investment of Trust Moneys	73

ARTICLE 11 — MISCELLANEOUS PROVISIONS		73
11.01	Confirmation of Principal Indenture	73
11.02	Acceptance of Trusts	73
11.03	Counterparts and Formal Date	74
11.04	Joint Trustees	74
11.05	Inter-Creditor Agreement	74

THIS FIRST SUPPLEMENTAL INDENTURE is made as of March 31, 2006
B E T W E E N:
STELCO INC., a corporation existing under the laws of Canada, (the “Corporation”)
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BNY TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (the “Canadian Trustee”) and THE BANK OF NEW YORK, a New York banking corporation (the “U.S. Trustee” and together with the Canadian Trustee, the “Trustee”)
WHEREAS:
A.     by a trust indenture (the “Principal Indenture”) dated as of March 31, 2006 between the Corporation and the Trustee, provision was made for the issuance of Debt Securities (as defined in the Principal Indenture) limited to the principal amount of Debt Securities issuable under the CCAA Plan (as defined in the Principal Indenture) and as or in respect of interest on Debt Securities issuable under the CCAA Plan (the “Debt Securities”), issuable in series;
B.     the Corporation desires to provide for the creation and issue of a series of secured Debt Securities with the designation of “Secured Floating Rate Notes due 2016” (the “Secured Notes”), all upon the terms and conditions set forth in this First Supplemental Indenture (the “First Supplemental Indenture”);
C.     the Corporation is not in default under the Principal Indenture;
D.     all necessary acts and proceedings have been done and taken and all necessary resolutions have been passed to authorize the execution and delivery of this First Supplemental Indenture, to make the same effective and binding upon the Corporation, and to make the Secured Notes, when certified by the Trustee and issued as provided in the Principal Indenture and this First Supplemental Indenture, valid, binding and legal obligations of the Corporation with the benefit and subject to the terms of the Principal Indenture and this First Supplemental Indenture; and
F.     the foregoing recitals are made as representations and statements of fact by the Corporation and not by the Trustee;
     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSES, and it is hereby agreed and declared, as follows:
ARTICLE 1 — INTERPRETATION
1.01 To be Read with Principal Indenture; Governing Law
     This First Supplemental Indenture is supplemental to the Principal Indenture. The Principal Indenture and this First Supplemental Indenture will hereafter be read together and will have effect, so far as practicable, with respect to the Secured Notes as if all the provisions of the Principal Indenture and this First Supplemental Indenture were contained in one instrument, which instrument will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and will be treated in all respects as Ontario contracts and each of the Corporation (and in the case of a Restricted Subsidiary, the Corporation will cause the Restricted Subsidiary to), the Trustee and, by their acceptance of the Secured Notes and the benefits of this First Supplemental Indenture, the Noteholders from time to time, attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario, except (a) that the exercise, performance or discharge by the U.S. Trustee of any of its rights, powers, duties or responsibilities hereunder will be construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable thereto and (b) except that if any provision of this First Supplemental Indenture or any Secured Note issued hereunder limits, qualifies or conflicts with any duties imposed by section 318(c) of the TIA, the imposed duties will control. The parties hereto expressly request and require that this document be drawn up in English. Les parties aux présentes conviennent et exigent que cette entente et tous les documents qui s’y rattachent soient rédigés en anglais.
1.02 Definitions.
     In this First Supplemental Indenture and the Secured Notes, unless there is something in the subject matter or context inconsistent therewith:
“304 Proceeding” means the ancillary case commenced by Ernst & Young Inc., as monitor, under Section 304 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“ABL Agent” means CIT Business Credit Canada Inc. and its successors and assigns.
“ABL Facility” means working capital loan facility to be provided by the ABL Lenders to the Corporation in an aggregate principal amount of up to $600,000,000 together with Protective Advances pursuant to the terms of the ABL Facility Credit Agreement.
“ABL Facility Credit Agreement” means the ABL Facility Credit Agreement dated on or about the date hereof between the Corporation, the ABL Lenders and others, as the same may be amended, restated, replaced, refinanced (including as to any Refinancing Indebtedness), supplemented or modified in accordance with the terms of the Inter-Creditor Agreement so long as it remains in effect.
“ABL Lenders” means CIT Business Credit Canada Inc., GE Canada Finance Holding Company and one or more other financial institutions or other lenders from time to time party to the ABL Facility Credit Agreement as lenders and their respective successors and assigns.
“ABL Lien” means any Lien granted or purported to be granted to any ABL Secured Party as security for any ABL Obligation.
“ABL Obligations” has the meaning set out in the Inter-Creditor Agreement.
“ABL Secured Parties” means (i) the ABL Agent on behalf of itself and the ABL Lenders, and (ii) the ABL Lenders.

“ABL Term Priority Collateral Capped Amount” means (i) $300,000,000 of principal, (ii) all interest thereon and (iii) all fees, costs, expenses, indemnification obligations and other amounts, in each case above, payable from time to time pursuant to the ABL Credit Facility Agreement, and in each case whether or not allowed or allowable in an Insolvency Proceeding.
“Acquired Indebtedness” of any Person means Indebtedness of another Person and any of its Subsidiaries existing at the time such other Person becomes a Subsidiary (a Restricted Subsidiary, in the case of the Corporation) of the referent Person or at the time it merges or consolidates with the referent Person or any of the referent Person’s Subsidiaries (Restricted Subsidiaries, in the case of the Corporation) or assumed by the referent Person or any Subsidiary (any Restricted Subsidiary, in the case of the Corporation) of the referent Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such other Person or its Subsidiaries in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary (a Restricted Subsidiary, in the case of the Corporation) of the referent Person or such acquisition, merger or consolidation.
“Additional Amounts” has the meaning set out in Section 6.17(1).
“Additional Debt” has the meaning set out in Section 6.03(2)
“Additional Security Documents” has the meaning set out in Section 9.01(3)(a).
“Asset Acquisition” means (i) an Investment by the Corporation or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged with the Corporation or any Restricted Subsidiary or (ii) the acquisition by the Corporation or any Restricted Subsidiary of property of any Person comprising a division or line of business of such Person.
“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other disposition for value by the Corporation or by any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction and the sale, lease, transfer or other conveyance of Receivables and Related Assets of the type specified in the definition of Receivables Transaction to a Receivables Subsidiary or to any other Person in connection with a Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Receivables Transaction) to any Person other than to the Corporation or to a Wholly-Owned Subsidiary or Restricted Subsidiary of (i) any Capital Stock of any Restricted Subsidiary or (ii) any other property of the Corporation or of any Restricted Subsidiary, other than, with respect to this clause (ii), any such sale, issuance, conveyance, transfer, lease, assignment or other disposition for value in the ordinary course of business, including the sale of inventory, and the sale or other disposition of any item of Equipment, furniture, apparatus, tools, implements or other similar property that has become worn out or obsolete and is no longer used or useful in the operation of the Corporation’s business. Notwithstanding the foregoing, Asset Sales will not include (i) a disposition by a Restricted Subsidiary to the Corporation or by the Corporation to a Wholly-Owned Subsidiary or Restricted Subsidiary, (ii) the creation of any Permitted Lien, (iii) the enforcement of any Permitted Lien, (iv) any disposition of Capital Stock or property of, or any other investments in, any Unrestricted Subsidiary, and (vii) transactions in any one calendar year that involve property having a Fair Market Value of less than $5,000,000 in the aggregate and any such dispositions and hereby permitted by this Indenture.

“Asset Sale Offer” has the meaning set out in Section 6.12(1)(iv).
“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, at the time of determination thereof, the capitalized amount in respect of such transaction that would appear on the face of a balance sheet of the lessee thereunder in accordance with GAAP.
“Banking Day” means a day on which banks are open for business in Toronto, Ontario, New York, New York and London, England.
“Book-Entry Secured Notes” means Secured Notes issued pursuant to the Book-Based System of the Depository.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Books and Records” means books and records of the Corporation and the Restricted Subsidiaries, including actual and pro forma financial statements, other financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, correspondence, data and information, including all data and information stored on computer-related or other electronic media.
“Businesses” means:
(i)	the Hamilton Steel Business;

(ii)	the Lake Erie Steel Business;

(iii)	the Hamilton Coke Business;

(iv)	the Lake Erie Coke Business;

(v)	the HMLTN Energy Business;

(vi)	the Lake Erie Energy Business;

(vii)	the Hamilton Land Business;

(viii)	the Lake Erie Land Business;

(ix)	the HLE Mining Business; and

(x)	any other business carried on by a Restricted Subsidiary as at the Closing Date.
“Business Interruption Proceeds” means any proceeds of any business interruption insurance maintained by the Corporation or its Restricted Subsidiaries.
“Canadian Pension Plans” means each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by the Corporation or any Restricted Subsidiary for its or any of its current or previous Affiliates’ Canadian employees or former Canadian employees, including without limitation the Stelco Main Pension Plans and the Non-Core Pension Plans, but does not include the Canada Pension Plan or the Quebec Pension Plan that is maintained by the Government of Canada or the Province of Quebec, respectively.
“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.
“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Shares and Preferred Stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capitalized Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
“Cash Equivalents” means (i) Investments in obligations issued by the governments of the United States of America or Canada, or an instrumentality or agency of either such country, maturing within 364 days of the date of acquisition of such obligation, and guaranteed fully as to principal, premium, if any, and interest by the government of the United States of America or Canada; (ii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust company in one or more provinces of Canada or by any bank or trust company organized under the laws of the United States or any state thereof or the District of Columbia, in each case having combined capital and surplus of not less than U.S.$500 million, maturing within 364 days of the date of purchase; (iii) Investments in commercial paper rated A-1 or higher by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies and R-1 or higher by Dominion Bond Rating Service Limited (or the equivalent rating by any of their respective successor rating agency businesses), or given equivalent ratings by two established national credit rating agencies in Canada, and maturing not more than 180 days from the date of acquisition thereof; (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i), (ii) or (iii) that were entered into with a bank meeting the qualifications in clause (ii); and (v) money market funds that invest substantially all of their assets in the foregoing.
“CBCA Arrangement” means an arrangement under the Canada Business Corporations Act whereby the properties and businesses of the Corporation are restructured to transfer certain businesses of Stelco to the General Partners, for and on behalf of the respective Limited Partnerships.
“CBCA Order” means the order of the CCAA Court dated February 14, 2006 approving the CBCA Arrangement.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).
“CCAA Court” means the Ontario Superior Court of Justice (Commercial List) sitting in Toronto, Ontario.
“Charges” means all federal, provincial, state, county, city, municipal, local, foreign or other governmental withholding obligations, taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the employees, payroll, income, capital or gross receipts of the Corporation or any Restricted Subsidiary, (c) the Corporation’s or any Restricted Subsidiary’s ownership or use of any properties or other assets, or (d) any other aspect of the Corporation’s or any Restricted Subsidiary’s Business.
“Closing Date” means the date on which the Secured Notes are first issued under this First Supplemental Indenture.
“Collateral” means, collectively, all of the undertaking and property, now owned or hereafter acquired by the Corporation and/or the Restricted Subsidiaries, that may, at any time, be or become subject to a Lien in favour of the Trustee to secure any or all of the Obligations under and in respect of the Secured Notes.
“Commodity Agreement” of any Person means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement designed to protect against or manage the Corporation’s or any of its Restricted Subsidiaries’ exposure to, fluctuations in commodity prices and not for speculative purposes.
“Common Shares” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common shares, whether outstanding on the date hereof or issued after the date hereof, and includes all series and classes of such common shares.
“Consolidated Depreciation and Amortization Expense” means, in respect of the Corporation, for any period, depreciation, amortization and other non-cash expenses of the Corporation and its Subsidiaries which reduce Consolidated Net Income for such period, determined on a consolidated basis in respect of such period in accordance with GAAP.
“Consolidated EBITDA” means, in respect of the Corporation, for any period and without duplication, Consolidated Net Income for such period (a) increased, to the extent deducted in calculating Consolidated Net Income, by the sum of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) minority interests, (iv) Consolidated Depreciation and Amortization Expense, and (v) consolidated foreign exchange losses on debt and related foreign exchange contracts, and (b) decreased, to the extent included in calculating Consolidated Net Income, by the sum of consolidated foreign exchange gains on debt and related foreign exchange contracts.
“Consolidated Fixed Charges” means, in respect of the Corporation for any period, the sum, without duplication, of (i) Consolidated Interest Expense and (ii) the product of (A) the amount of all dividend payments on any series of Disqualified Capital Stock of the Corporation and of its Restricted Subsidiaries (other than dividends paid in Common Shares paid, accrued or scheduled to be paid or accrued during such period) times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, provincial, state and local tax rate of the Corporation, expressed as a decimal.
“Consolidated Income Tax Expense” means, in respect of the Corporation, for any period, the aggregate of all taxes based on income of the Corporation for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, with respect to the Corporation, the ratio of Consolidated EBITDA of the Corporation during the eight full fiscal quarters (the “Eight Quarter Period”) ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of the Corporation for the Eight Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis for the period of such calculation to
(i)	the Incurrence or repayment, repurchase or other discharge of any Indebtedness of the Corporation or any Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment, repurchase or other discharge of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment (not resulting in a permanent reduction of available borrowings) of Indebtedness in the ordinary course of business pursuant to working capital facilities (including the working capital facilities comprised in the ABL Facility or any Refinancing Indebtedness in respect thereof), at any time subsequent to the first day of the Eight Quarter Period and on or prior to the Transaction Date), as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Eight Quarter Period, and

(ii)	any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Corporation such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) Incurring Acquired Indebtedness at any time subsequent to the first day of the Eight Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the Incurrence of any such Indebtedness or Acquired Indebtedness and also including or deducting any Consolidated EBITDA associated with such Asset Acquisition or Asset Sale, respectively) occurred on the first day of the Eight Quarter Period; provided that the Consolidated EBITDA of any Person acquired will be included only to the extent includable pursuant to the definition of “Consolidated Net Income”. If the Corporation or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third person, the preceding sentence will give effect to the Incurrence of such Guaranteed Indebtedness as if the Corporation or any Restricted Subsidiary of such Person had directly Incurred or otherwise assumed such Guaranteed Indebtedness.
Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Interest Coverage Ratio”, (A) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually Incurred on the Transaction Date) and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date and (B) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
“Consolidated Interest Expense” means, in respect to the Corporation on a consolidated basis, the sum of, without duplication, all items properly classified as interest expense of the Corporation in accordance with GAAP.
“Consolidated Net Income” means, with respect to the Corporation, for any period, the net income (loss) of the Corporation for such period determined on a consolidated basis in accordance with GAAP. There will be excluded from any such net income (loss) (i) after-tax gains or losses from asset sales or abandonments or reserves relating thereto (other than after-tax gains from the sale of real property by the Corporation or any Subsidiary), and (ii) after-tax items that are extraordinary or nonrecurring gains or losses provided that in determining whether an event or circumstance giving rise to a gain or loss is extraordinary or nonrecurring, regard will be had to (A) the nature and magnitude of the event or circumstance, (B) the frequency with which such event or circumstance has occurred in the past, and (C) the likelihood that such event or circumstance would recur.
“Contaminants” means any substance, liquid or other material deemed to be toxic, hazardous, a pollutant or a contaminant under applicable Environmental Laws.
“Copyrights” means, with respect to a Person, all present and hereafter acquired copyrights, copyright registrations, recordals and applications, including any and all copyrights as may subsist in designs, styles, licences, marks, prints and labels bearing any of the foregoing, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.
“Core Asset Sale” means an Asset Sale involving the assets or Capital Stock of the Lake Erie Steel Business, the Hamilton Steel Business, the Lake Erie Coke Business or the Hamilton Coke Business.
“Corporation Property” means any and all property of the Corporation or any Restricted Subsidiary, or rights, title or interest of the Corporation or any Restricted Subsidiary in property, howsoever arising, acquired or obtained, whether now or hereafter existing, whether tangible or intangible, whether real or personal, and wherever located.
“Corporation Real Property” means (i) all freehold real and immovable property now owned or hereafter acquired by the Corporation or any Restricted Subsidiary, together with all buildings, erections, improvements and fixtures now or hereafter constructed or placed thereon or used in connection therewith, and (ii) all leasehold property now or hereafter leased by the Corporation or any Restricted Subsidiary, together with all buildings, erections, improvements and fixtures now or hereafter constructed or placed thereon or used in connection therewith.

“Currency Agreement” means, at any time, any forward exchange agreement, currency swap, currency option or other similar financial agreement or arrangement designed to protect against or manage the Corporation’s or any of the Restricted Subsidiaries’ exposure to fluctuations in foreign currency exchange rates and not for speculative purposes.
“Debt Securities” has the meaning set forth in recital A.
“Depository”, in respect of the Book-Entry Secured Notes, means CDS and includes any successor corporation or any other depository subsequently appointed by the Corporation as the depository in respect of Book-Entry Secured Notes.
“Designs” means the following now owned or hereafter acquired by any Person: (a) all industrial designs, design patents and other designs now owned or existing or hereafter adopted or acquired, all registrations and recordals thereof and all applications in connection therewith, including all registrations, recordals and applications in the Canadian Industrial Designs Office or any similar office in any country and all records thereof, and (b) all reissues, extensions or renewals thereof.
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is or could become mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is or could become redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, or (ii) is or could become convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in (i) above, in each case at any time prior to the first anniversary of the Maturity Date provided that only the portion of Capital Stock which so matures, is mandatorily redeemable, is so convertible or exchangeable will be deemed to be Disqualified Capital Stock.
“Eight Quarter Period” has the meaning set out in the definition of “Consolidated Interest Coverage Ratio”.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, costs (including any response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs), losses, damages (including any punitive damages, property damages, natural resource damages, consequential damages and treble damages), expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of, arising from or related to any claim, suit, action, administrative order, investigation, order (including judicial and administrative orders), proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, statute, regulation, equity or common law, including any arising under, resulting from or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
“Equipment” means all “equipment,” as such term is defined in the PPSA, now owned or hereafter acquired or leased by the Corporation or any Restricted Subsidiary, wherever located and, in any event, including all of the Corporation’s and such Restricted Subsidiary’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all General Intangibles related thereto, additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
“Excess Proceeds Amount” has the meaning set out in Section 6.12(1)(iv).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Existing Indebtedness” means the aggregate amount of Indebtedness of the Corporation and its Restricted Subsidiaries (other than Indebtedness under (a) the ABL Facility; (b) the Secured Revolving Term Loan; (c) the New Province Loan; (d) the TD Banking Services Agreement; and (e) the Secured Notes and this Indenture) in existence on the Closing Date after giving effect to the application of the proceeds of (1) the New Province Loan and (2) any borrowings made under the ABL Facility and the Secured Revolving Term Loan on the Closing Date, until such amounts are repaid.
“Expropriation Proceeds” has the meaning set forth in Section 9.05(2)(a).
“Fair Market Value”, as at any date, means:
(i)	with respect to a security listed and posted on a stock exchange, the VWAP of such security for the 20 Trading Days immediately preceding such date on the stock exchange on which the greatest aggregate volume of trading in the security occurred during such 20 Trading Day period;

(ii)	with respect to a security not listed and posted on a stock exchange but traded in an over-the-counter market, the VWAP of such security on such over-the-counter market for the 20 Trading Days immediately preceding such date; or

(iii)	for any other security or property, the price that could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided that, absent objective information in that regard the Fair Market Value for such purpose will be determined by the Board of Directors of the Corporation acting reasonably and in good faith and will be evidenced by a Certified Resolution delivered to the Trustee.

“Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing in either Canada or the United States that is, in the reasonable and good faith judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged.
“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheet of the Corporation.
“First Supplemental Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this First Supplemental Indenture dated as of March 31, 2006 and not to any particular Article, Section, Schedule, Exhibit or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof, and the expression “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter means and refers to the specified Article, Section, Schedule or Exhibit of this First Supplemental Indenture unless otherwise expressly stated.
“Freely Tradeable” means, in respect of Capital Stock or Debt Securities of any class in the capital of any corporation securities that can be traded by the holder thereof without any restriction under Applicable Securities Law of Canada, such as hold periods, except in the case of a trade that is a control distribution (as such term defined under Applicable Securities Law of Canada) provided that the conditions in clauses 3, 4 and 5 of subsection 2.6(3) of National Instrument 45-102, as same may be amended from time to time, are satisfied.
“General Intangibles” means all intangibles (as defined in the PPSA), now owned by the Corporation or any Restricted Subsidiary and includes all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities; (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs; (c) Copyrights; (d) Designs; (e) Licenses; (f) trade secrets; (g) licences, permits and franchises; (h) all applications with respect to the foregoing; (i) all right, title and interest in and to any and all extensions and renewals; (j) all goodwill with respect to any of the foregoing; (k) any other forms of similar intellectual property; and (l) all customer lists, distribution agreements, supply agreements and blueprints.
“General Partners” means Hamilton Coke GP Inc., Hamilton Land GP Inc., Hamilton Steel GP Inc., HLE Mining GP Inc., HMLTN Energy GP Inc., Lake Erie Coke GP Inc., Lake Erie Land GP Inc., Lake Erie Steel GP Inc. and Lake Erie Energy GP Inc.
“Global Secured Note” means one or more fully registered global Secured Notes as described in Section 2.02(5).
“Global Secured Note Legend” means the legend required on the Global Secured Notes as described in Section 2.02(7).
“Government Sale Proceeds” has the meaning set out in Section 9.05(2)(a)9.05(2).
“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time will be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
“Hamilton Coke Business” means the business, carried on by Hamilton Coke Limited Partnership, of manufacturing, sales and marketing of coke at and from the coke oven batteries and related by-product plants located at the Hamilton Facility.
“Hamilton Facility” means the steelmaking and processing complex, comprised of plants, buildings, Equipment and other property of Hamilton Steel Limited Partnership, located at Hamilton, Ontario.
“Hamilton Land Business” means the business, carried on by Hamilton Land Limited Partnership, of holding, carrying, developing, sales and marketing of real estate assets in or near Hamilton, Ontario, as more particularly described in the CBCA Arrangement.
“Hamilton Steel Business” means the business, carried on by Hamilton Steel Limited Partnership, of manufacturing, sales, marketing and distribution of steel, and the provision of certain services to the Hamilton Coke Business, the HMLTN Energy Business and the Hamilton Land Business, at the Hamilton Facility.
“Hedge Contract” means collectively Commodity Agreements, Currency Agreements and agreements in respect of Interest Swap Obligations.
“HMLTN Energy Business” means the business, carried on by HMLTN Energy Limited Partnership, of generation, sales, marketing and distribution of energy to and from facilities to be constructed in or near Hamilton, Ontario.
“HLE Mining Business” means the business carried on by HLE Mining Limited Partnership, of mining, processing, sales, marketing and distribution of iron ore, the administration of the closed coal mines and the holding, carrying developing and administration of mining-related real estate assets.
“Increased Rate Test Amount” means the aggregate of (i) the commitment under the Secured Revolving Term Loan or any term loan facility that is Refinancing Indebtedness in respect of the Secured Revolving Term Loan as such may be reduced in accordance with the terms thereof plus (ii) the ABL Term Priority Collateral Capped Amount.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred”, “Incurrable” and “Incurring” will have meanings correlative to the foregoing); provided, however, that (i) any Indebtedness of a Person existing at the time such Person becomes (after the date hereof) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (ii) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred will be deemed to be an Incurrence of such Indebtedness unless such amendment, modification or waiver does not (A) increase the principal or premium thereof or interest rate thereon (including by way of original issue discount) or (B) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness will be redeemed.
“Indebtedness” means, with respect to any Person, without duplication:
(a)	all indebtedness of such Person for borrowed money or for the deferred purchase price of property but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith;

(b)	all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured;

(c)	all obligations evidenced by notes, bonds, debentures or similar instruments;

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	all Capitalized Lease Obligations and future rental payments under all synthetic leases and Attributable Indebtedness;

(f)	all obligations of such Person under Hedge Contracts;

(g)	all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price, but excluding accrued dividends if any;

(h)	all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness provided however that the amount of such Indebtedness will be the lessor of (i) the Fair Market Value of such property or asset at the date of determination; and (ii) the amount of such Indebtedness of such Person; and
(i)	all Guaranteed Indebtedness.
For purposes hereof, the “maximum fixed repurchase or redemption price” of any Disqualified Capital Stock which does not have a fixed repurchase or redemption price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased or redeemed on any date on which Indebtedness will be required to be determined pursuant to this Indenture. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum ascertainable liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Notwithstanding the foregoing, Indebtedness will not include any endorsements for collection or deposit in the ordinary course of business.
“Indenture” (when not qualified by the word “Principal” or the words “First Supplemental”) means or refers to the Principal Indenture as amended or supplemented by any indenture, deed or instrument supplemental or ancillary thereto, including this First Supplemental Indenture.
“Intellectual Property” means any and all Licenses, Patents, Designs, Copyrights, Trademarks, and the goodwill associated with such Trademarks.
“Inter-Creditor Agreement” means the inter-creditor agreement dated the date hereof between, among others, the Secured Revolving Term Agent, the ABL Agent, the Trustee, the Corporation and each Restricted Subsidiary and Unrestricted Subsidiary (and the Exchange Note Trustee (as defined in the Secured Revolving Term Loan Credit Agreement), if and when the Exchange Note Indenture (as defined in the Secured Revolving Term Loan Credit Agreement) is entered into setting out, among other things, the relative rights and priorities of the obligations and security under the ABL Facility, the Secured Revolving Term Loan, the New Province Loan and the Secured Notes, as the same may be amended, restated, supplemented, replaced or modified from time to time in accordance with the terms thereof.
“Interest Obligation” means the obligation of the Corporation to pay interest on the Secured Notes, as and when the same becomes due in accordance with the terms hereof and any Secured Notes.
“Interest Payment Date” means June 15 and December 15 in each year, the first Interest Payment Date being June 15, 2006 and the last Interest Payment Date being the Maturity Date.
“Interest Period” means a period, the first being the period from and including the Closing Date to and including June 15, 2006 and thereafter being each semi-annual period from and including the last day of the preceding period to and including the next Interest Payment Date except that the last Interest Period will terminate on the Maturity Date.

“Interest Swap Obligations” means the obligations of any Person under any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar financial agreement or other interest rate hedge or arrangement designed to protect the Corporation or any of its Restricted Subsidiaries against or manage exposure to fluctuations in interest rates and not for speculative purposes.
“Investment” by any Person means any direct or indirect: (i) loan, advance or other extension of credit or capital contribution (including by means of transfers of cash or other property (valued at the Fair Market Value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise); (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of equity ownership or Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise (but excluding any merger, consolidation or amalgamation subject to Article 9 of the Principal Indenture) and whether or not purchased directly from the issuer of such securities or evidences of equity ownership or Indebtedness; and (iii) all other items that would be classified as investments (including purchases of property outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP, but excluding the purchase of assets (which for this purpose will not include any securities) used in a Related Business and excluding any notes receivable from employees received solely in exchange for the issuance by the Corporation to such employees of Qualified Capital Stock and excluding any assets held under the pension trusts of any Canadian Pension Plan or pension plan in respect of United States employees. The amount of any Investment will not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated thereunder.
“Lake Erie Coke Business” means the business, carried on by Lake Erie Coke Limited Partnership, of manufacturing, sales and marketing of coke at and from the coke oven batteries and related by-product plants located at the Lake Erie Facility.
“Lake Erie Energy Business” means the business, carried on by Lake Erie Energy Limited Partnership, of generation, sales, marketing and distribution of energy to and from facilities to be constructed in or near Nanticoke, Ontario.
“Lake Erie Facility” means the steelmaking and processing complex, comprised of plants, buildings, Equipment and other property of Lake Erie Steel Limited Partnership, located at Nanticoke, Ontario.
“Lake Erie Land Business” means the business, carried on by Lake Erie Land Limited Partnership, of holding, carrying, developing, sales and marketing of real estate assets in or near Nanticoke, Ontario, as more particularly described in the CBCA Arrangement.
“Lake Erie Steel Business” means the business, carried on by Lake Erie Steel Limited Partnership, of manufacturing, sales, marketing and distribution of steel, and the provision of certain services to the Lake Erie Coke Business, the Lake Erie Energy Business and the Lake Erie Land Business, at the Lake Erie Facility.

“Libor Rate” means, for each Interest Period, the rate of interest per annum (expressed as a percentage calculated on the basis of a 360-day year) being the rate shown on Telerate page 3750 (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) (at or about 11:00 a.m. London time) on the day which is two Banking Days before the first day of such Interest Period for offering deposits in United States Dollars for a period comparable to the applicable Interest Period and in an amount similar to the indebtedness outstanding under the Secured Notes and if different rates are quoted for offering deposits in United States Dollars in varying amounts, in an amount which is closest to the amount of indebtedness under the Secured Notes, and if for any reason, the Telerate rates are not available, then the Libor Rate will be the annual rate of interest (expressed as a percentage calculated on the basis of a 360-day year) equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) of the rates per annum which leading banks in the London interbank markets are offering deposits in United States Dollars currency and for the said amount for a period equal to the relevant Interest Period, appearing on the Reuters Screen LIBO Page (at or about 11:00 a.m. London time) on the day which is two Banking Days before the first day of such Interest Period.
“License” means, in respect of a Person, any Copyright, Patent, Design, Trademark or other license of rights or interests now held or hereafter acquired by such Person, other than any license of readily available commercial software.
“Limited Partnership Agreements” means the limited partnership agreements between the Corporation and each respective General Partner, establishing each respective Limited Partnership, which for purposes hereof are deemed to be “constating” documents hereunder.
“Limited Partnerships” means Hamilton Coke Limited Partnership, Hamilton Land Limited Partnership, Hamilton Steel Limited Partnership, HLE Mining Limited Partnership, HMLTN Energy Limited Partnership, Lake Erie Coke Limited Partnership, Lake Erie Land Limited Partnership, Lake Erie Steel Limited Partnership and Lake Erie Energy Limited Partnership.
“Litigation” means action, claim, lawsuit, demand, investigation or proceeding that is now pending or, to the knowledge of the Corporation or any Restricted Subsidiary, threatened against the Corporation or any Restricted Subsidiary, before any Governmental Authority or before any arbitrator or panel of arbitrator.
“Material Adverse Change” means any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operation, properties, assets, liabilities or operations of the Corporation and its Subsidiaries taken as a whole; provided that any strike, labour disruption or development affecting capital markets generally, the Canadian or North American economy or the Canadian or international steel industry as a whole will not constitute a Material Adverse Change.
“Maturity Date” means March 31, 2016 or such other date on which the Secured Notes become due and payable, whether by declaration of acceleration, call for redemption or otherwise.
“Mortgages” means each of the mortgages, debentures, deeds of trust, deeds of hypothec, and issue of bonds, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any of the Corporation or the Restricted

Subsidiaries to the Trustee on behalf of itself and the Noteholders with respect to the mortgage properties referred to in the Security Documents, all in form and substance reasonably satisfactory to the Trustee.
“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Corporation or any Restricted Subsidiary from such Asset Sale net of: (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including brokerage, legal, accounting and investment banking fees, sales commissions and title and recording or registration fees and expenses); (ii) taxes paid or payable ((A) including income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (B) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements); (iii) appropriate amounts to be provided by the Corporation or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Corporation or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (iv) repayment of indebtedness that is secured by or otherwise required by the terms thereof to be repaid in connection with such Asset Sale; provided that any non-cash consideration received in connection with such Asset Sale which is subsequently converted to cash will be deemed to be Net Cash Proceeds at such time and will thereafter be applied in accordance with Section 6.12.
“New Province Loan” means the $150,000,000 loan advanced by the Province to the Corporation as evidenced by the note loan agreement dated the date hereof issued by the Corporation in favour of the Province.
“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other amounts payable under the documentation governing any Indebtedness.
“Patents” means, with respect to a Person, all present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, any inventions and improvements claimed thereunder, and all general intangibles and patent rights with respect thereto of the Corporation or any Restricted Subsidiary, and all income, royalties, cash and non-cash proceeds thereof.
“Pension Agreement” means the pension agreement dated on or about the date hereof entered into between the Corporation, the Limited Partnerships, the Superintendent of the Financial Services Commission of Ontario and the Province with respect to the funding of the Stelco Main Pension Plans.
“Pension Deemed Trusts” means all amounts governed by any trust (deemed, constructive, statutory or otherwise) in respect of the Canadian Pension Plans.
“Permitted Indebtedness” means, without duplication, each of the following:

(i)	Indebtedness under the Secured Notes and this Indenture, including Indebtedness in respect of the Guarantees, Obligations of the Corporation, the Restricted Subsidiaries and the Unrestricted Subsidiaries to the Trustee;

(ii)	Indebtedness Incurred pursuant to (a) the ABL Facility in an aggregate principal amount not to exceed $600,000,000 plus Protective Advances; (b) the Secured Revolving Term Loan or the Exchange Notes (as defined in the Secured Revolving Term Loan Credit Agreement) in an aggregate principal amount not to exceed $375,000,000 (plus any Excess Interest (as defined in the Secured Revolving Term Loan Agreement) which is added to such amount in accordance with Section 1.4(d) of the Secured Revolving Term Loan Credit Agreement); (c) the New Province Loan in an aggregate principal amount not to exceed $150,000,000 and (d) the TD Banking Services Agreement in an aggregate principal amount not to exceed $5,000,000; provided that the amounts in clauses (a) and (b) above are subject to reduction as provided herein;

(iii)	Existing Indebtedness;

(iv)	Indebtedness Incurred in connection with Commodity Agreements;

(v)	Indebtedness Incurred in connection with Interest Swap Obligations and Currency Agreements relating to Indebtedness permitted pursuant to Section 6.03; provided, however, that the notional amount of each such Interest Swap Obligation and Currency Agreement does not exceed the principal amount of the Indebtedness to which the Interest Swap Obligation or the Currency Agreement, as the case may be, relates;

(vi)	Purchase Money Liens Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or Equipment used in the business of the Corporation or any Restricted Subsidiary, in an aggregate amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (vi), not to exceed $50 million at any time outstanding not including any such Purchase Money Liens Incurred outstanding on the Date hereof;

(vii)	Capitalized Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions to the extent Incurred in compliance with Sections 6.03 and 6.12;

(viii)	Indebtedness of a Restricted Subsidiary to the Corporation or to a Restricted Subsidiary; provided that if as of any date any Person other than the Corporation or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date will be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the Restricted Subsidiary;

(ix)	Indebtedness of the Corporation to a Restricted Subsidiary; provided that any Indebtedness of the Corporation to any Restricted Subsidiary is unsecured;

(x)	Guaranteed Indebtedness in respect of Indebtedness that is Permitted Indebtedness;

(xi)	Refinancing Indebtedness;

(xii)	Indebtedness of any Person that becomes a Restricted Subsidiary of the Corporation after the date hereof which Indebtedness existed at the time such Person becomes a Restricted Subsidiary of the Corporation; provided that (A) such Indebtedness was not Incurred as a result of or in connection with or anticipation of such Person becoming a Restricted Subsidiary of the Corporation, (B) immediately before and immediately after giving effect to such Person becoming a Restricted Subsidiary of the Corporation (as if such existing Indebtedness were Incurred on the first day of the Eight Quarter Period) the Corporation could Incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Interest Coverage Ratio test of Section 6.03(2) and (C) such Indebtedness is without recourse to the Corporation or any of its Restricted Subsidiaries or to any of their respective properties other than the Person or the properties to which such Indebtedness related prior to the time such Person becomes a Restricted Subsidiary of the Corporation;

(xiii)	Indebtedness Incurred by the Corporation or a Restricted Subsidiary in connection with Project Financings;

(xiv)	Indebtedness under the Supply and Services Agreements;

(xv)	Indebtedness of the Corporation or any Restricted Subsidiary arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, fixed or capital assets of a Restricted Subsidiary;

(xvi)	Indebtedness of the Corporation or any Restricted Subsidiary in respect of letters of credit, bid, performance, surety or appeal bonds and completion guarantees provided in the ordinary course of business of the Corporation or a Restricted Subsidiary;

(xvii)	Indebtedness of the Corporation or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or other Indebtedness in respect of workers’ compensation claims or self-insurance obligations, employment insurance, power purchase contracts, landfill closure obligations or bid, performance or surety, release, appeal or similar bonds (in each case other than for an obligation for borrowed money);

(xviii)	the Incurrence by the Corporation or a Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Secured Notes in accordance with Article 12 of the Principal Indenture;

(xix)	Guaranteed Indebtedness of the Corporation or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees and licensees of the Corporation or any Restricted Subsidiary entered into in the ordinary course of business of the Corporation or any Restricted Subsidiary;

(xx)	Indebtedness Incurred by a Receivables Subsidiary in connection with a Receivables Transaction that is non-recourse to the Corporation or any Restricted Subsidiary (except for Standard Securitization Undertakings); provided that the Proceeds of which plus the committed amount under the ABL Facility or any facility that is Refinancing Indebtedness in respect of the ABL Facility while the Receivables Transaction is in place does not exceed $600,000,000; and

(xxi)	Indebtedness Incurred in connection with any other Permitted Liens.
“Permitted Investments” means an Investment by the Corporation or any Restricted Subsidiary in:
(i)	cash and Cash Equivalents;

(ii)	loans, guarantees and reasonable advances to employees of the Corporation or any Restricted Subsidiary made in the ordinary course of business of the Corporation or such Restricted Subsidiary, as the case may be, in an aggregate principal amount not exceeding $2 million at any time outstanding;

(iii)	a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that (A) the primary business of such Person is a Related Business and (B) in the case of a Person which is not then a Restricted Subsidiary, (x) immediately after giving effect to such transaction (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Corporation will be able to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test of Section 6.03(2); (y) immediately before and immediately after giving effect to such transaction (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction) no Default and no Event of Default will have occurred and be continuing, and (z) at the time of such transaction (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Fair Market Value of the properties of such Person exceeds the liabilities of such Person;

(iv)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its properties to, the Corporation or any Restricted Subsidiary in compliance with the provisions of Article 9 of the Principal Indenture; provided, however, that the primary business of such Person is a Related Business;

(v)	non-cash consideration received in accordance with Section 6.12;

(vi)	other Investments not to exceed in the aggregate $10 million outstanding at any one time;

(viii)	advances to suppliers and customers in the ordinary course of business;

(ix)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(x)	Investments acquired solely in exchange for the issuance of Qualified Capital Stock of the Corporation;

(xi)	other Investments existing as of the Closing Date and any replacement, refinancing or refunding of any such Investments; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(xii)	Hedge Contracts that that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(xiii)	the Guarantees of the Restricted Subsidiaries and Unrestricted Subsidiaries as contemplated under this Indenture;

(xiv)	Investments related to Project Financings; and

(xv)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Transaction or any related Indebtedness.
“Permitted Liens” means, without duplication, each of the following:
(i)	all Liens created pursuant to the Secured Note Loan Documents;

(ii)	Liens granted by the Corporation, the Restricted Subsidiaries or Unrestricted Subsidiaries pursuant to the ABL Facility Credit Agreement and the Secured Revolving Term Loan Credit Agreement and any Refinancings thereof, provided such Liens are subject to the Inter-Creditor Agreement;

(iii)	Liens of landlords and Liens of carriers, repairers, servicers, warehousemen, bailees, mechanics, materialmen and other like Liens imposed by Applicable Law, created in the ordinary course of business for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent enforcement of such Liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Corporation or the Restricted Subsidiaries in accordance with GAAP;

(iv)	deposits made (and the Liens thereon) in the ordinary course of business of the Corporation or the Restricted Subsidiaries (including security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, employment insurance and other types of social security benefits (but excluding Pension Deemed Trusts and Liens in respect of or under any Canadian Pension Plans or ERISA) or to secure the performance of tenders or bids (other than for the repayment or guarantee of borrowed money), statutory obligations and other similar obligations arising as a result of progress payments under government contracts;

(v)	any Liens and other matters listed on title insurance policies over the Corporation Real Property in favour of the Trustee delivered pursuant to terms hereof and of the ABL Facility Credit Agreement and the Secured Revolving Term Loan Credit Agreement;

(vi)	Liens in connection with Permitted Indebtedness set out in clause (vi) of the definition of Permitted Indebtedness and any other Purchase Money Liens existing of the Closing Date provided that any such Lien (a) covers only the assets acquired, constructed or improved with such Indebtedness and (b) is created within 180 days of such acquisition, construction or improvement;

(vii)	the reservations, limitations, provisos and conditions expressed in the original grants of the Corporation Real Property from the Crown;

(viii)	all licences affecting the Corporation Real Property to the extent in effect on the date hereof;

(ix)	Liens existing on the Closing Date and disclosed in the ABL Facility Credit Agreement;

(x)	Liens Incurred or deposits made to secure the performance of tenders, bids, surety bonds, leases, statutory obligations, progress payments, government contracts and other similar obligations (excluding obligations for the payment of borrowed money) Incurred in the ordinary course of business;

(xi)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property, not materially impairing the value of the relevant property and not interfering with the ordinary conduct of the business of the Corporation or any of its Restricted Subsidiaries;

(xii)	Liens to secure Capitalized Lease Obligations in respect of Sale and Leaseback Transactions to the extent such Capitalized Lease Obligations are Incurred in compliance with Sections 6.03 and 6.13; provided that such Liens do not extend to or cover any property of the Corporation or of any of the Restricted Subsidiaries, other than the property subject to such Capitalized Lease Obligation;

(xiii)	Liens in respect of Refinancing Indebtedness incurred to Refinance any of the Indebtedness set forth in clauses (i), (ii), (vi), (ix), and (xiv) above;

(xiv)	letters of credit securing Hedge Contracts;

(xv)	security given in the ordinary course of business (and not in connection with the borrowing of money or obtaining of credit) to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Corporation or any Restricted Subsidiary;

(xvi)	reservations and exceptions contained in, or implied by statute in, the original disposition from the Crown in respect of Corporation Real Property;

(xvii)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it is held or used by the Corporation or materially adversely affect the security hereunder;

(xviii)	Liens which are deemed trusts arising by operation of law in respect of amounts which are not (x) yet due and payable, (y) filed in any public records, or (z) enforceable against any of the Collateral;

(xix)	Charges and Tax Liens in respect of amounts which are not yet due and payable or the payment of which is not required to be made in accordance with Section 6.04 or which are being diligently contested in good faith by the Corporation or the Restricted Subsidiaries by appropriate proceedings in accordance with Section 6.04, and which Liens are not (x) filed in any public records, (y) enforceable against any of the Collateral, or (z) for Taxes due to any Governmental Authority of Canada, the United States of America or any province or state thereof having similar priority statutes which have become enforceable;

(xx)	Liens in respect of Project Financing; and

(xxi)	all other Liens disclosed in the ABL Facility Credit Agreement.
“Physical Secured Notes” means Secured Notes in the form of individual certificates in definitive fully registered form substantially in the form set out in Exhibit 1.
“PPSA” means the Personal Property Security Act (Ontario).
“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
“Proceeds” means, in respect of the Corporation Property, identifiable traceable property in any form derived directly or indirectly from any dealing with Corporation Property or the proceeds therefrom (but, for greater certainty, not including rents, incomes and profits therefrom) and includes any payment representing indemnity or compensation for loss of or damage to the Corporation Property and, in any event, will include (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Corporation or any Restricted Subsidiary from time to time with respect to any of the Corporation Property, (ii) any and all payments (in any form whatsoever) made or due and payable to the Corporation or any Restricted Subsidiary from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Corporation Property by any Governmental Authority (or any Person acting under colour of Governmental Authority), and (iii) any and all other amounts from time to time paid or payable for the loss, damage, destruction, sale, lease or other disposition of the Corporation Property or in connection with any of the Corporation Property.
“Project Financing” means any arrangement whereby financing is provided to a Person for the acquisition or development of capital equipment and related services for major industrial projects or long term infrastructure for such Person, based upon a non-recourse or limited recourse financial structure and whereby project debt and equity used to finance the project are repaid from the cash-flow generated by such project and where any Lien granted in respect of such financing is limited to such capital equipment and the cash flow generated from the project.
“Protective Advances” means, at any time, an amount (including all amounts previously advanced or paid for the purposes as specified below) not exceeding $30,000,000 in the aggregate, whether in the form of (i) advances made by the ABL Lenders to the Corporation, or (ii) payments made by the ABL Agent and/or any other ABL Secured Party on behalf of the Corporation and any Restricted Subsidiary,, in each case, for the purpose of protecting the Collateral, any ABL Secured Party’s interests therein or any ABL Lien, including without limitation payments on account of insurance premiums, security costs and employee costs.
“Province” means Her Majesty the Queen in Right of the Province of Ontario.
“Province Inter-Creditor Agreement” means the intercreditor agreement dated the date hereof executed by the Province in favour of the Revolving Term Agent, the ABL Agent and the Trustee and the Exchange Note Trustee (if and when the Exchange Note Indenture is entered into) as same may be amended, supplemented, modified, restated, replaced or amended and restated from time to time.
“Purchase Money Lien” means any Lien charging property acquired by any of the Corporation or the Restricted Subsidiaries, which is granted or assumed by such entity or which arises by operation of law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by such Lien is not in excess of 100% of the purchase price (after any post-closing adjustment) of the property acquired, and (ii) such Lien extends only to the property acquired and its proceeds.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Receivables” means accounts receivable or an interest therein (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendering of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of the Corporation or any Restricted Subsidiary.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Receivables Transaction to repurchase Receivables and Related Assets as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Receivable or a portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Wholly-Owned Subsidiary (or another Person formed for the purposes of engaging in a Receivables Transaction with the Corporation or any Subsidiary of the Corporation in which the Corporation or any Subsidiary of the Corporation makes an Investment and to which the Corporation or any Subsidiary of the Corporation transfers Receivables and Related Assets) which engages in no activities other than in connection with the financing (including the further sale, conveyance, lease or other transfer) of Receivables and Related Assets of the Corporation and its Subsidiaries, all proceeds thereof and rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors (or, as applicable, of a Subsidiary of the Corporation to the extent the Receivables that are to be the subject of the Receivables Transaction are owned by such Subsidiary) (as provided below) as a Receivables Subsidiary and:
(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Corporation or any Subsidiary of the Corporation (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Corporation or any other Subsidiary of the Corporation in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Corporation or any other Subsidiary of the Corporation, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)	with which neither the Corporation nor any other Restricted Subsidiary of the Corporation has any material contract, agreement, arrangement or understanding other than on terms that the Corporation (or, as applicable, a Subsidiary of the Corporation) reasonably believes to be no less favourable to the Corporation or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Corporation other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(c)	to which neither the Corporation nor any other Subsidiary of the Corporation has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors (or a Subsidiary, as applicable) shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors or the applicable Subsidiary of the Corporation giving effect to such designation and a Certificate of the Corporation certifying that such designation complied with the foregoing conditions.
“Receivables Transaction” means any transaction or series of transactions that may be entered into by the Corporation or any Restricted Subsidiaries pursuant to which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer, either directly or indirectly through the Corporation or a Restricted Subsidiary, to (a) a Receivables Subsidiary (in the case of a transfer by the Corporation or any Restricted Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Corporation or any Restricted Subsidiaries, and any assets related thereto, including all collateral securing such Receivables, all contracts and contract rights, purchase orders, financing statements or other documentation in respect of such Receivables, and all guarantees, indemnities, warranties or other obligations in respect of such Receivables, and any other assets which are customarily transferred or in respect of which Liens are customarily granted in connection with asset securitization transactions involving Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), which transfer, sale or conveyance is funded in whole or in part, directly or indirectly, by the Incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets.
“Recognized Stock Exchange” means the TSX or any other stock exchange on which the Common Shares and/or Debt Securities of the Corporation are then listed.
“Redemption Amount” has the meaning set out in Section 3.04.
“Redemption Date” has the meaning set out in Section 3.01(1).
“Redemption Notice” has the meaning set out in Section 3.04.
“Refinance” means, in respect of any security or Indebtedness, to refinance, repurchase, extend, renew, refund, repay, prepay, redeem, defease or retire, replace, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.
“Refinancing Indebtedness” means (i) any Refinancing by the Corporation or any Restricted Subsidiary of Indebtedness of the Corporation initially Incurred in accordance with and permitted by Section 6.03, including the Secured Notes (other than pursuant to clause (iv), (v), (viii) or (ix) of the definition of “Permitted Indebtedness”) or (ii) any Refinancing by any Restricted Subsidiary of Indebtedness Incurred by such Restricted Subsidiary in accordance with clause (xii) of the definition of “Permitted Indebtedness” subject to the same terms and conditions as therein specified and, in each case (i) and (ii) that does not result in an increase in the aggregate principal amount of the committed Indebtedness (plus the amount of any permitted Protective Advances) of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by such Person in connection with such Refinancing) or (B) create Indebtedness with (I) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (II) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Corporation or a Restricted Subsidiary, as the case may be, then such Refinancing Indebtedness will be Indebtedness solely of the

Corporation or a Restricted Subsidiary, as the case may be, and (y) if such Indebtedness being Refinanced is subordinate or junior to the Secured Notes, then such Refinancing Indebtedness will be subordinate to the Secured Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.
“Related Assets” has the meaning set out in the definition of Receivable Transaction.
“Related Business” means the activities of and ancillary or complementary to the Businesses, including the construction and operation of a cogeneration plant used to convert gas into power and steam and a pulverized coal injection facility used to produce coke, in each case primarily for use in the manufacture of steel and steel products by the Corporation and the Restricted Subsidiaries.
“Related Business Investment” means any expenditure by the Corporation or a Restricted Subsidiary pursuant to clause (iii), (iv) or (vi) of the definition of “Permitted Investments” or constituting an acquisition of properties (which for this purpose will not include any security) used in the ordinary course of a Related Business.
“Restricted Subsidiary” means, as of the date of determination, any Subsidiary of the Corporation, other than an Unrestricted Subsidiary and, as of the Closing Date, means each Subsidiary of the Corporation other than (i) the Unrestricted Subsidiaries, (ii) Z-Line Company, (iii) The Stelco Plate Company Ltd., and (v) Lake Erie Slab Company Inc.
“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Corporation or a Restricted Subsidiary of any property, whether owned by the Corporation or any Restricted Subsidiary at the date hereof or later acquired, which has been or is to be sold or transferred by the Corporation or such Restricted Subsidiary.
“Sanction Order” means the order of the CCAA Court made on January 26, 2006 approving the CCAA Plan.
“Secured Note Interest Payment Election” means an election by the Corporation to satisfy or defer and accrue all or a part of an Interest Obligation in the manner described in the Secured Note Interest Payment Election Notice.
“Secured Notes Interest Payment Election Notice” means a written notice made by the Corporation to the Trustee and the Noteholders specifying:
(i)	the Interest Obligation to which the election relates;

(ii)	if the Corporation exercises the option to pay such Interest Obligation by issuing Secured Notes in accordance with Section 8.01, the aggregate principal amount of Secured Notes the Corporation proposes to deliver to satisfy the interest amount not paid in cash on the applicable Interest Payment Date; or

(iii)	the Interest Obligation to be deferred and accrued in the event the Corporation exercises the option to defer and accrue same in accordance with Section 8.01.

“Secured Revolving Term Agent” means 1685970 Ontario Inc., as agent under the Secured Revolving Term Loan Credit Agreement together with its successors and assigns.
“Secured Revolving Term Loan” means the $375,000,000 secured revolving term loan provided by Secured Revolving Term Agent and certain other lenders to the Corporation pursuant to the terms of the Secured Revolving Term Loan Credit Agreement.
“Secured Revolving Term Loan Credit Agreement” means the credit agreement dated on or about the date hereof between the Corporation, as borrower, the Secured Revolving Term Agent, as agent and lender, and others, as the same may be amended, restated, replaced, refinanced (including as to any Refinancing Indebtedness) supplemented or modified in accordance with the terms of the Inter-Creditor Agreement.
“Security Agreements” means the security and pledge agreements dated as of the date hereof between the Corporation and the Trustee and each Restricted Subsidiary and Unrestricted Subsidiary and the Trustee, as the same may be amended, restated, supplemented or modified from time to time.
“Security Documents” means the Security Agreements, the Secured Notes, the Guarantees, the Mortgages, the Deed of Hypothec, Bond and Pledge each referred to in Section 9.01, the Additional Security Documents and any other instruments and agreements evidencing or creating Liens in favour of the Trustee on behalf of itself and the Noteholders in all or any portion of the Collateral, and the Inter-Creditor Agreement and Province Inter-Creditor Agreement, including instruments and agreements listed on Schedule A, as the same may be amended, restated, supplemented or modified from time to time.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees in respect thereof entered into by the Corporation or any Restricted Subsidiary of the Corporation which the Corporation (or, if entered into by a Subsidiary, such Subsidiary) has determined in good faith to be customary in a Receivables Transaction including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
“Stelco Main Pension Plans” means (a) Stelco Inc. and Participating Subsidiaries Retirement Plan For Salaried Employees (Registration Number 0338509), (b) Stelco Inc. Bargaining Unit Pension Plan for Members of United Steelworkers of America (Registration Number 0354878), (c) the Stelco Inc. Retirement Plan for Lake Erie Steel Company Salaried Employees (Registration Number 0698753), and (d) Stelco Inc. Bargaining Unit Pension Plan for Lake Erie Steel Company Members of United Steelworkers of America (Registration Number 0698761).
“Stelco Pension Regulation” means the new regulation, specific to the Stelco Main Pension Plans, passed by the Lieutenant Governor-in-Council effective as of March 31, 2006.

“Stockholder” means, with respect to any Person, each holder of Capital Stock of such Person.
“Subordinated Obligation” means any Indebtedness of the Corporation or any Restricted Subsidiary, as the case may be (whether outstanding on the date hereof or thereafter Incurred) which refers has a final maturity date after the Stated Maturity of the Secured Notes.
“Subsidiary”, with respect to any Person, means (i) any corporation of which shares to which are attached at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances is at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting, partnership or other equity interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.
“Supply and Services Agreements” means:
(a)	the Services Agreements dated on or about the date hereof between the Corporation and each Limited Partnership;

(b)	the Services Agreements dated on or about the date hereof between (i) Hamilton Steel Limited Partnership and Hamilton Coke Limited Partnership, and (ii) Lake Erie Steel Limited Partnership and Lake Erie Coke Limited Partnership;

(c)	the Services Agreements dated on or about the date hereof between Hamilton Steel Limited Partnership and Lake Erie Steel Limited Partnership;

(d)	the Supply and Services agreements dated on or about the date hereof between (i) Hamilton Steel Limited Partnership and Hamilton Coke Limited Partnership and (ii) Lake Erie Steel Limited Partnership and Lake Erie Coke Limited Partnership;

(e)	the Coke Supply Agreements dated on or about the date hereof between (i) Hamilton Coke Limited Partnership and Hamilton Steel Limited Partnership, and (ii) Lake Erie Coke Limited Partnership and Lake Erie Steel Limited Partnership;

(f)	the Coke Oven Gas Supply Agreements dated on or about the date hereof between (i) Hamilton Coke Limited Partnership and Hamilton Steel Limited Partnership, and (ii) Lake Erie Coke Limited Partnership and Lake Erie Steel Limited Partnership;

(g)	the Iron Ore Supply Agreements dated on or about the date hereof between (i) HLE Mining Limited Partnership and Hamilton Steel Limited Partnership and (ii) HLE Mining Limited Partnership and Lake Erie Steel Limited Partnership;

(h)	the Slab Conversion and Exchange Agreement dated on or about the date hereof between Hamilton Steel Limited Partnership and Lake Erie Steel Limited Partnership;

(i)	the Administrative Facilities/Employment Services Agreements dated on or about the date hereof between (i) the Corporation and Hamilton Steel Limited Partnership, and (ii) the Corporation and Lake Erie Steel Limited Partnership; and

(j)	the By-Products Supply Agreements dated on or about the date hereof between (i) Hamilton Coke Limited Partnership and Hamilton Steel Limited Partnership, and (ii) Lake Erie Coke Limited Partnership and Lake Erie Steel Limited Partnership,
each as may be amended, restated, modified or supplemented in accordance with their terms.
“Tax” and “Taxes” means all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges of any nature (including income, corporate, capital (including large corporations), net worth, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, employment insurance, pension, excise, business, school, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges) imposed by any Governmental Authority, together with any fines, interest, penalties or other additions on, to, in lieu of, for non-collection of or in respect of those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges.
“TD” means The Toronto-Dominion Bank, or any other financial institution who is a counterparty providing the banking services contemplated by the TD Banking Services Agreement.
“TD Banking Services Agreement” means the letter agreement dated ● between TD and the Corporation pursuant to which TD has made certain sundry credit facilities available to the Corporation and certain of its affiliates by way of a $5,000,000 overdraft facility.
“Term Asset Paydown Amount” has the meaning set out in Section 6.12(1)(ii)
“Term Priority Collateral” has the meaning set out in the Inter-Creditor Agreement.
“Trademarks” means, with respect to a Person, all present and hereafter acquired trademarks, trademark registrations, recordals, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), issues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith and all cash and non-cash proceeds thereof.
“Transaction Date” has the meaning set forth in the definition of “Consolidated Interest Coverage Ratio”.
“Trust Moneys” has the meaning set forth in Section 10.01.
“Trust Moneys Account” has the meaning set forth in Section 10.01.
“Trading Day” means, with respect to any Recognized Stock Exchange or any other market for securities, any day on which such exchange or market is open for trading or quotation.
“TSX” means the Toronto Stock Exchange.
“Unrestricted Subsidiary” means each Subsidiary of the Corporation that the Corporation has designated pursuant to the provisions described under Section 6.15 as an Unrestricted Subsidiary and that has not been redesignated a Restricted Subsidiary and, as of the Closing Date means CHT

Steel Company Inc., 6076483 Canada Inc., Welland Pipe Ltd., 6076475 Canada Inc., Stelpipe Ltd., Stelcam Holdings Inc., Camrose Tubes Limited, Commercial Distribution Services, Inc., Ontario Coal Company, Chisholm Coal Company, Ontario Eveleth Company, Stelco Erie Corporation and Kanawha Coal Company.
“US Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division.
“US Confirmation Order” means the order of the US Bankruptcy Court concluding the 304 Proceeding.
“VWAP” means, in respect of a security, the volume weighted average trading price of such security for a specified period on a Canadian or United States stock exchange or over-the-counter market where the security has the highest trading volume, calculated including only trades made on such exchange during normal trading hours (prior to 4 p.m. Toronto Time) and excluding internal trades and special exchange markers to the extent identifiable through the stock exchange’s reports issued in the ordinary course.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (A) the amount of each then remaining instalment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by the Corporation or another Wholly-Owned Subsidiary.
“Written Order” or “Written Request” means a written order or request, respectively, signed in the name of the Corporation by an authorized officer of the Corporation.
Except as otherwise defined in this Section 1.02, other expressions defined in the Principal Indenture have the same meanings in this First Supplemental Indenture as so defined in the Principal Indenture.
1.03 Schedules and Exhibits
The following Schedules and Exhibits form part of this First Supplemental Indenture:
Schedule A — List of Security Documents
Exhibit 1 — Form of Secured Note
Exhibit 2 — Form of Redemption Notice
1.04 Benefits of Indenture
     For greater certainty, this First Supplemental Indenture is being entered into by the Corporation with the Trustee for the benefit of the Noteholders and, in certain circumstances, the

Corporation and the Trustee declares that it holds all rights, benefits and interests of this First Supplemental Indenture on behalf of, and as agent for, the Noteholders and each such Person who becomes a Noteholder of the Secured Notes from time to time and, in certain circumstances, the Corporation.
ARTICLE 2 — THE SECURED NOTES
2.01 Limit of Issue and Designation of Secured Notes
     The Secured Notes authorized to be issued hereunder consist of, and are limited to, U.S.$● million principal amount in lawful money of the United States plus the additional aggregate principal amount in lawful money of the United States of Secured Notes issued in respect of any election by the Corporation to pay interest by issuing additional Secured Notes as provided herein. The Secured Notes are designated as “Secured Floating Rate Notes due 2016”.
2.02 Form and Terms of Secured Notes
     (1) The Secured Notes will be dated as of March 31, 2006 regardless of the date of issue (except for Secured Notes issued in payment of interest in accordance herewith), will bear interest:
(a)	from and including March 31, 2006 to, but not including, March 31, 2008, at the rate per annum equal to the Libor Rate in respect of the applicable Interest Period plus 5.5% (after as well as before maturity, default and judgment, with interest on overdue interest at the said rate specified in the Principal Indenture), provided that if the Corporation elects to pay interest by issuing additional Secured Notes as provided for herein, such interest rate will increase (applicable, for greater certainty, to the entirety of the Interest Period) to the Libor Rate with respect to the applicable Interest Period plus 8.5% in respect only of the Interest Obligation being satisfied; and

(b)	from and including March 31, 2008 at the rate per annum equal to the Libor Rate in respect of the applicable Interest Period plus 5% (after as well as before maturity, default and judgment, with interest on overdue interest at the rate specified in the Principal Indenture), provided that: (i) if the Corporation elects to pay interest by issuing additional Secured Notes as provided for herein or (ii) the Corporation elects to have interest accrue on the Secured Notes as provided for herein, such interest rate will increase (applicable, for greater certainty, to the entirety of the Interest Period) to the Libor Rate with respect to the applicable Interest Period plus 8% in respect only of the Interest Obligation being satisfied; provided further that if, on the Banking Day the Libor Rate is to be calculated in respect of the applicable Interest Period, the Increased Rate Test Amount is greater than $500,000,000, the applicable rate of interest for that Interest Period will be increased by an additional 0.5% in all cases, and will be payable in semi-annual instalments in arrears on each Interest Payment Date, and will mature on the Maturity Date.

     (2) Subject to early redemption or purchase pursuant to the terms hereof, the principal of the Secured Notes issued hereunder will be payable on the Maturity Date in lawful money of the United States against surrender thereof by the Noteholder at any of the places at which a register is maintained pursuant to Section 2.09 or at such place or places as may be designated by the Corporation for that purpose.
     (3) The Secured Notes will be issued as fully registered Secured Notes, without coupons, in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 (except with respect to additional Secured Notes issued in lieu of cash payments of interest, which additional Secured Notes may be issued in any denomination subject to the requirements of any Recognized Stock Exchange on which the Secured Notes are listed) and will be redeemable as provided for in Article 3.
     (4) The Secured Notes will be substantially in the form of Exhibit 1 hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Secured Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage.
     (5) The Secured Notes issued as Book-Entry Secured Notes will be issued in the form of one or more global secured notes (the “Global Secured Notes”) held by, or on behalf of, CDS, as Depository, for its Participants and registered in the name of CDS or its nominee. The Global Secured Notes will be substantially in the form set out in Exhibit 1 hereto with changes as may be reasonably required by CDS and which are not prejudicial to the Noteholders, and any other changes as may be approved or permitted by the Corporation which are not prejudicial to the Noteholders, with such approval in each case to be conclusively deemed to have been given by the officers of the Corporation executing the same. Physical Secured Notes will be substantially in the form of Exhibit 1 hereto (but without the Global Secured Note Legend thereon).
     (6) Secured Notes issued as Book-Entry Secured Notes will be represented by Global Secured Notes together with the legend provided for in Section 2.02(7). The Global Secured Notes will be held by, or on behalf of, the Depository as depository of the Participants in the Book-Based System and will be registered in the name of “CDS & Co.” (or in the name of such other entity as the Depository may use from time to time as its nominee for the purposes of the Book-Based System).
     (7) The Global Secured Notes will bear a legend (the “Global Secured Note Legend”) in substantially the following form subject to modification as may be reasonably required by the Depository:
“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE CANADIAN DEPOSITORY FOR SECURITIES LIMITED (“CDS”) TO THE CORPORATION OR THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER,

PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED NOTEHOLDER HEREOF, CDS & CO., HAS AN INTEREST HEREIN. THIS CERTIFICATE IS SUBJECT TO A MASTER LETTER OF REPRESENTATION OF THE CORPORATION TO CDS, AS SUCH LETTER MAY BE REPLACED OR AMENDED FROM TIME TO TIME.”
2.03 Interest
     Each Secured Note issued hereunder, whether issued originally or in exchange for another Secured Note or pursuant to any election by the Corporation to pay interest by issuing additional Secured Notes as provided herein, will, as provided in the Secured Notes, bear interest daily from and including, as applicable March 31, 2006 or from and including the last Interest Payment Date on which interest was paid or made available for payment on the Secured Notes then outstanding, (provided, however, that interest will be calculated on any additional Secured Notes issued by the Corporation in payment of interest as provided for herein from and including the date of issuance of such additional Secured Notes or from and including the last Interest Payment Date on which interest was paid or made available for payment on such additional Secured Note then outstanding, as applicable), to but excluding the earlier of:
(a)	if called for redemption hereunder, subject to Section 3.01, the Redemption Date;

(b)	if purchased in accordance with Section 3.02 of the Principal Indenture, the date on which such Secured Notes are paid for by the Corporation; and

(c)	the Maturity Date;
Interest on the Secured Notes will be calculated on the principal amount of the Secured Notes outstanding during the relevant period and on the basis of the actual number of days elapsed divided by 360.
2.04 Prescription
     The right of the Noteholders to exercise their rights under this Indenture will become void unless the Secured Notes are presented for payment within a period of two years after the Maturity Date, after which payment thereof will be governed by the provisions of Article 7. The Corporation will have satisfied its obligations under the Secured Notes upon remittance to the Trustee for the account of the Noteholders, upon redemption, purchase or at the Maturity Date, of any and all consideration due hereunder in lawful money of the United States, subject to and in accordance with the provisions of this Indenture, and such remittance will, for all purposes, be deemed a payment to the Noteholders, and to that extent such Secured Notes will thereafter not be considered as outstanding and any Noteholder will have no right, except to receive payment out of the money so paid and deposited upon surrender of its Secured Notes.
2.05 Issue of Secured Notes
     Secured Notes in such aggregate principal amounts provided for or contemplated to be issued under this First Supplemental Indenture, in lawful money of the United States will be executed by the Corporation from time to time and, forthwith after such execution, will be delivered to the Trustee and will be certified or authenticated by the Trustee and delivered in accordance with the terms of Section 2.06 of the Principal Indenture. The Trustee will receive no consideration for the certification of Secured Notes.
2.06 Payment of Interest
     Subject to early redemption or purchase pursuant to the terms of this Indenture, as the interest on the Secured Notes becomes payable (except interest payable at maturity, repurchase or on redemption that may, at the option of the Corporation, be paid upon presentation and surrender of such Secured Notes for payment), the Corporation will make such payment in accordance with the terms of Section 4.02 of the Principal Indenture and may, at the option of the Corporation subject to receipt of all necessary regulatory approvals, make payment in additional Secured Notes in the manner set forth in Section 8.01 (except that notwithstanding the Corporation’s election to pay such interest in additional Secured Notes the Corporation may, at its option, make any interest payment not exceeding U.S.$1,000 to any Noteholder in lawful money of the United States) or accrue interest in the manner set forth in Section 8.01.
2.07 Payments of Principal and Interest on Book-Based Secured Notes
     (1) This Section 2.07 only applies to Global Secured Notes deposited with or on behalf of the Depositary.
     (2) Subject to Section 2.06 and Article 8, as payments in respect of principal and/or interest on the Secured Notes represented by the Global Secured Notes become due and payable hereunder, the Corporation will (except in cases of payments on maturity or on redemption or repurchase that may, at the option of the Corporation in accordance herewith, be made only upon presentation and surrender of the Global Secured Notes):
(a)	deliver or cause to be delivered to the Trustee c/o the Canadian Trustee at its principal office in the City of Toronto, at or before 10:00 a.m. at least two Banking Days before such Interest Payment Date or Maturity Date, as the case may be, a certified cheque for the amount of such payment payable on such Interest Payment Date or Maturity Date, as the case may be, to the order of the Canadian Trustee and negotiable at par;

(b)	provide to the Trustee such payment by electronic funds transfer to an account in Canada designated by the Trustee, at or before 10:00 a.m. on at least two Banking Days before such Interest Payment Date or Maturity Date, as the case may be;

(c)	deliver or cause to be delivered to the principal office of the Depository in the City of Toronto, at or before 11:00 a.m. at least one Banking Day before such Interest Payment Date or Maturity Date, as the case may be, a certified cheque for the amount of such payment payable on such Interest Payment Date or Maturity Date, as the case may be, to the order of the Depository and negotiable at par; or

(d)	provide to the Depository such payment by electronic funds transfer to an account in Canada designated by the Depository, at or before 10:00 a.m. on such Interest Payment Date or Maturity Date, as the case may be; provided, in each case, the same is a Banking Day.

     (3) For so long as the Depository is the registered Holder of a Global Secured Note, the Trustee will, upon receipt of a payment from the Corporation pursuant to Section 2.07(2)(a) or (b) in respect of the Global Secured Note held by the Depository:
(a)	deliver or cause to be delivered to the Depository, as the registered Holder of such Global Secured Note at its principal office in the City of Toronto at or before 10:00 a.m. at least one Banking Day before the applicable Interest Payment Date or the Maturity Date, as the case may be, a certified cheque in the amount of such payment received from the Corporation and payable on such Interest Payment Date or Maturity Date, as the case may be; or

(b)	provide payment in the amount of such payment received from the Corporation to the Depository, as the registered Holder of such Global Secured Note, by electronic funds transfer to an account in Canada designated by the Depository, at or before 10:00 a.m. on the applicable Interest Payment Date or Maturity Date, as the case may be, provided that the Corporation has provided to the Trustee such payment by electronic funds transfer to an account designated by the Trustee, at or before 10:00 a.m. on at least two Banking Days before such Interest Payment Date or Maturity Date, as the case may be, provided, in each case, the same is a Banking Day;
for credit by the Depository to the Participants’ accounts, provided that the Trustee and the Depository may agree to an alternate method of payment (including payment through the facilities of the Depository).
2.08 Rank
     The Secured Notes certified and issued under this Indenture rank pari passu with one another, in accordance with their tenor without discrimination, preference or priority.
2.09 Register
     The Corporation will cause to be kept by the Trustee, at the principal office of the Canadian Trustee in the City of Toronto, a central register, and in such other place or places by the Trustee or by such other registrar or registrars, if any, as the Corporation with the approval of the Trustee may designate, branch registers, in which will be entered the names and latest known addresses of the Noteholders and the other particulars prescribed by Applicable Law of the Secured Notes held by them respectively and all transfers of Secured Notes. Such registration will be noted on the Secured Notes by the Trustee or other registrar. No transfer of a Secured Note will be effective as against the Corporation (a) unless made on one of the appropriate registers by the registered Holder or its executors or administrators or other legal representatives or its or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee, (b) made in compliance with Applicable Law and with such requirements as the Trustee or other Registrar or both may prescribe, and (c) unless such transfer has been duly noted on such Secured Note by the Trustee or other Registrar.

ARTICLE 3 — REDEMPTION, PURCHASE AND
CANCELLATION OF SECURED NOTES
3.01 Optional Redemption of Secured Notes
     (1) The Corporation may at its option, in accordance with the terms of this Indenture, redeem the Secured Notes, at any time, in whole or in part from time to time after the Closing Date and prior to April 1, 2008, upon not less than 30 days prior notice at a redemption price in lawful money of the United States equal to 110% of the principal amount of the Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to but not including the date selected for redemption (the “Redemption Date”).
     (2) The Corporation may at its option, in accordance with the terms of this Indenture, redeem the Secured Notes, at any time, in whole or in part from time to time, on or after April 1, 2008 and prior to April 1, 2009, upon not less than 30 days’ prior notice at a redemption price in lawful money of the United States equal to 105% of the principal amount of the Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to but not including the Redemption Date.
     (3) On or after April 1, 2009 and prior to April 1, 2010, the Corporation may at its option, in accordance with the terms of this Indenture, redeem the Secured Notes, at any time in whole or in part from time to time, upon not less than 30 days’ prior notice at a redemption price in lawful money of the United States equal to 102.5% of the principal amount of the Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to but not including the Redemption Date.
     (4) On or after April 1, 2010, the Corporation may at its option, in accordance with the terms of this Indenture, redeem the Secured Notes, at any time in whole or in part from time to time, upon not less than 30 days’ prior notice at a redemption price in lawful money of the United States equal to the principal amount of the Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to but not including the Redemption Date.
     (5) Concurrently with providing the notice contemplated in Section 3.04, the Corporation will provide the Trustee with a Certificate of the Corporation setting forth the details of any redemption contemplated by this Section 3.01 (including eligibility and interest calculations, if necessary) that the Trustee may rely upon without any independent obligation to verify the accuracy of information set out therein.
3.02 Payment in Event of Redemption, Purchase or Repayment
     (1) In the event of any payment to be made for redemption, purchase or repayment hereunder, unless the Corporation defaults in making such payment when required hereunder, under no circumstances will interest accrue or be paid on or after the Redemption Date or applicable purchase or repayment date, as the case may be, by the Corporation, Paying Agent or Trustee to Persons having deposited Secured Notes for any such redemption, purchase or repayment.
     (2) The Paying Agent or Trustee, as the case may be, will act as the agent of the Persons depositing Secured Notes for any redemption, purchase or repayment for the purpose of receiving payment from the Corporation and transmitting payment from the Corporation and transmitting payment to such Persons, and receipt of payment by the Paying Agent or Trustee, as the case may be, will be deemed to constitute receipt of payment by Persons depositing Secured Notes for any redemption, purchase or repayment.
     (3) Settlement with Persons who deposit Secured Notes will be effected by the Paying Agent or Trustee, as the case may be, by forwarding cheques, if applicable, payable in lawful money of the United States by first class mail, postage prepaid.
3.03 Places of Payment
     The Redemption Amount will be payable upon presentation and surrender of the Secured Notes called for redemption at any of the places where the register is maintained pursuant to Section 2.09 or at any other places specified in the Redemption Notice.
3.04 Notice of Redemption
     Notice of redemption of the Secured Notes (the “Redemption Notice”) must be given by the Corporation to the Trustee and Noteholders in the form set forth in Exhibit 2 hereof and in the manner provided in Section 3.01 hereof and Sections 13.01 and 13.03 of the Principal Indenture. Every such notice will specify the aggregate principal amount of Secured Notes called for redemption as provided in Section 3.01 (which, together with accrued and unpaid interest, if any, to but not including the Redemption Date, on the Secured Notes being redeemed will constitute the redemption amount (the “Redemption Amount”)), the Redemption Date, the places of payment and must state that interest upon the Secured Notes called for redemption will cease to accrue from and after the Redemption Date subject to and accordance with Section 3.02.
3.05 Secured Notes Due on Redemption Date
     Upon a Redemption Notice being given in accordance with Section 3.04, the Redemption Amount will be due and payable on the Redemption Date specified in such notice and with the same effect, except as provided in Section 3.01, as if it were the Maturity Date of such Secured Notes, the provisions hereof or of any such Secured Notes notwithstanding.
3.06 Deposit of Redemption Amount
     Upon Secured Notes being called for redemption as provided for in this Article 3, the Corporation will deposit with the Trustee or any Paying Agent to the order of the Trustee or for the account of the Trustee, on or prior to the Redemption Date specified in the Redemption Notice, such sums as are sufficient to pay the Redemption Amount of the Secured Notes. From the sums so deposited, the Trustee or the Paying Agent, as the case may be, will pay or cause to be paid to the Noteholders, upon surrender of the Secured Notes, the Redemption Amount thereof.
3.07 Failure to Surrender Secured Notes Called for Redemption
     If the Holder of any Secured Notes called for redemption in accordance with this Article 3 should, within 30 days after the Redemption Date, fail to surrender any of such Secured Notes or fail within such time to (a) accept payment of the Redemption Amount payable in respect thereof, or (b) give such receipt therefor, if any, as the Trustee may require, such Redemption Amount, as the case may be, will be set aside in trust for such Holder, in accordance with Article 7, and such setting aside will for all purposes be deemed a payment to the Noteholder of the sum so set aside, and to that extent, such Secured Notes will thereafter not be considered as outstanding hereunder and the Noteholder will have no right, as of the Redemption Date, except to receive payment out of the money so paid and deposited, upon surrender of its Secured Notes, without interest thereon.
3.08 Cancellation of Redeemed Secured Notes
     All Secured Notes redeemed in whole or in part pursuant to this Article 3 will be forthwith delivered to and cancelled by the Trustee and may not be reissued or resold and no Secured Notes will be issued in substitution therefor.
ARTICLE 4 — EVENTS OF DEFAULT
4.01 Events of Default
     In addition to the Events of Default set out in Section 7.01 of the Principal Indenture, the occurrence of any one or more of the following event (regardless of the reasons therefore) constitute an “Event of Default” with respect to the Secured Notes:
(a)	if the Corporation or any Restricted Subsidiary makes default in payment of the principal or premium of the Secured Notes when the same becomes due under any provision hereof;

(b)	if the Corporation or any Restricted Subsidiary makes default in payment of any interest due on the Secured Notes and such default continues for a period of 30 days;

(c)	if the Corporation or any Restricted Subsidiary defaults in the observance or performance of any other covenant or condition contained in this Indenture or the Security Documents on its part to be observed or performed, the Corporation specifying such default and requiring the Corporation to cure the same (which notice may be given by the Trustee in its discretion and must be given by the Trustee upon written request by the Holders of not less than 25% in principal amount of the outstanding Secured Notes), the Corporation fails to cure such default within a period of 60 days, unless the Trustee (having regard to the subject matter of the neglect or non-observance) has agreed to a longer period, and in such event, within the period agreed to by the Trustee (except in the case of a default with respect to Section 9.01 of the Principal Indenture which will constitute an Event of Default with notice but without passage of time);

(d)	if the Corporation or any Restricted Subsidiary defaults, under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced and Indebtedness of the Corporation or of any Restricted Subsidiary pursuant to which the Corporation or such Restricted Subsidiary has outstanding any Indebtedness in an aggregate amount in excess of $50,000,000, and such default has resulted in the acceleration of the maturity of such Indebtedness, provided that such default has not been waived by the obligee prior to the Trustee taking any action pursuant to Section 7.02 of the Principal Indenture or provided that such event of default is not in good faith disputed by the

Corporation or such Restricted Subsidiary, but in that event the Corporation or such Restricted Subsidiary will, if the Trustee so requires, give security which, in the reasonable discretion of the Trustee, is sufficient to pay in full any amount claimed in respect of such dispute in case the acceleration of the obligation is held to be valid;

(e)	if the Corporation or any Restricted Subsidiary:
(i)	becomes insolvent or generally not able to pay its debts as they become due;

(ii)	admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors;

(iii)	institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or

(iv)	takes any corporate action to authorize any of the above actions; or
(f)	any judgment or order for the payment of money in excess of $10,000,000 (or the equivalent amount in any other currency which is not covered by third-party insurance as to which the insurer is solvent and has not disclaimed coverage) is rendered against the Corporation or any Restricted Subsidiary and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (ii) there is any period of thirty (30) consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect; and

(g)	any material provision of any of the Indenture and the Security Documents for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Corporation or any Restricted Subsidiary party to any of the Indenture or the Security Documents challenges the enforceability of any of the Indenture or the Security Documents or asserts in writing, or engages in any action or inaction based on any such assertion, that any provision of any of the Indenture or the Security Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any of the Indenture or the Security Documents ceases to be a valid and perfected Lien having the priorities set forth in the Inter-Creditor Agreement (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.
     (2) Notwithstanding Section 7.02 of the Principal Indenture, if an Event of Default described in Section 4.01(e) occurs of and premium, if any, on all the outstanding Secured Notes and all accrued interest thereon will automatically become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.
     (3) Upon the Corporation’s exercise under Section 12.01 of the Principal Indenture of the option applicable to Section 12.03 of the Principal Indenture, subject to the satisfaction of the conditions set forth in Section 12.04 of the Principal Indenture, Sections 4.01(c), 4.01(d) and 4.01(f) hereof will not constitute and Event of Default.
ARTICLE 5 — REPRESENTATIONS AND WARRANTIES
     The Corporation makes the following representations and warranties to the Trustee with respect to the Corporation and all Restricted Subsidiaries, all of which will survive the execution and delivery of this Indenture but are made only as of the date hereof.
5.01 Corporate Existence; Compliance with Law
     The Corporation and each Restricted Subsidiary (a) is a corporation or a limited partnership, as the case may be, in each case, duly incorporated or formed, and, organized, validly existing and in good standing under the laws of its respective jurisdiction of organization; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has the requisite power and authority and the legal right to own, and pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance in all material respects with its constating documents and bylaws; and (f) is in compliance with all Applicable Law in all material respects except with respect to Environmental Laws and Environmental Permits as set forth in Section 6.16. There are no unanimous shareholders, or other agreements in existence in respect of the Capital Stock of any Restricted Subsidiary or any Unrestricted Subsidiary, including any such agreements which would restrict the pledge of the Capital Stock of such entities by the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary, as the case may be, to the Trustee on behalf of itself and the Noteholders, other than (x) the sole shareholder declarations by the Corporation with respect to Commercial Distribution Services, Inc., CHT Steel Company Inc., Stelcam Holdings Inc., Stelco USA, Inc., Welland Pipe Ltd., Stelco Holding Company, Ontario Coal Company and Ontario Eveleth Company (collectively, the “Restricted Subsidiary USDs”) to the effect that the Corporation will have all the rights, powers, duties and liabilities of the directors of such Restricted Subsidiary or Unrestricted Subsidiary, as the case may be, as of the effective date of each such respective Restricted Subsidiary USD, and (y) the Limited Partnership Agreements.

5.02 Corporate Name, Executive Offices, Collateral Locations
     The corporate name or limited partnership name, as the case may be, (in each case, as it appears in its constating documents and other official filings in the jurisdiction of the Corporation’s and each Restricted Subsidiary’s existence, incorporation, formation or organization, as applicable) and trade name of each such entity, the jurisdiction of incorporation or formation of each such entity, the current location of such entity’s chief executive office, registered office according to its constating documents, principal place of business, Books and Records and the locations at which any Collateral is located has been disclosed to the Trustee.
5.03 Corporate Power, Authorization, Enforceable Obligations
     The execution, delivery and performance by the Corporation and each Restricted Subsidiary of the Secured Note Loan Documents to which such entity is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate or other action; (c) do not and will not contravene any provision of such Person’s constating documents; (d) do not and will not violate any law or regulation, or any order, decree, judgment, injunction, writ, decision, ruling or award, of any court or Governmental Authority; (e) after giving effect to the Sanction Order and the US Confirmation Order and except as disclosed in the ABL Facility Credit Agreement do not and will not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound except as have been described in the ABL Facility Credit Agreement; (f) do not and will not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favour of the Trustee, on behalf of itself and the Noteholders pursuant to the Secured Note Loan Documents; and (g) do not and will not require the authorization, consent or, the giving of notice to, the filing of or registration with, or approval of any Governmental Authority or any other Person, including any order, permit, waiver, exemption, authorization and approval of any Governmental Authority having jurisdiction over the operation by any of the Corporation or the Restricted Subsidiaries of the Collateral, all of which will have been duly obtained, made or complied with prior to the Closing Date except as have been described in the ABL Credit Facility Agreement. Each of the Secured Note Loan Documents will be duly executed and delivered by any of the Corporation or the Restricted Subsidiaries that is a party thereto and each such document will constitute a legal, valid and binding obligation of such entity enforceable against it in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally by principles of equity.
5.04 Ownership of Property; Liens
     (1) The Corporation and each Restricted Subsidiary has good, valid and marketable title to, and legal and beneficial ownership of, all of its property (which for the purposes of this Section 5.04 does not include Corporation Real Property). None of the property of any such entity is subject to any Liens, other than Permitted Liens. The Corporation and each Restricted Subsidiary has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such entity’s right, title and interest in and to its property with the exception of any assignment or transfer documents that would reflect the allocation of Intellectual Property assets pursuant to the CBCA Arrangement, which assignment or transfer documents shall be filed for recordal purposes as soon as reasonably practicable following the Closing Date. All filings, registrations and recordals necessary under Applicable Law to create, preserve, protect and perfect the security interest and other Liens of the Trustee in and on the Collateral which constitutes personal property or assets of a Restricted Subsidiary and the Corporation have been made (with the exception of any security notice or grant of security interest intended for recordal with the Canadian Intellectual Property Office, U.S. Patent and Trademark Office, U.S. Copyright Office or any other Intellectual Property registry, which notice or grant shall be filed for recordal purposes as soon as reasonably practicable following the Closing Date), and such security interest and other Liens are subject to no other Liens other than Permitted Liens.
     (2) The Corporation and each Restricted Subsidiary owns good and marketable fee simple title to all of its owned Corporation Real Property and valid and marketable leasehold interests in all of its leased Corporation Real Property free and clear of all Liens other than Permitted Encumbrances, provided that any sublease may be dependent on the continuance of the applicable head lease. The ABL Credit Facility Agreement describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Corporation Real Property which is subject to a Mortgage. All material permits required to have been issued or appropriate to enable the Corporation Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. The Corporation and each Restricted Subsidiary has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such entity’s right, title and interest in and to all such Corporation Real Property and other properties and assets which are subject to a Mortgage. All filings, registrations and recordings necessary under Applicable Law to create, preserve, protect and perfect the security interest and other Liens of the Trustee in and on the Restricted Subsidiaries’ real estate have been made, and such security interest and other Liens are subject to no other Liens other than Permitted Liens.
5.05 Labour Matters
     No strikes or other material labour disputes against any of the Corporation or the Restricted Subsidiaries are pending. Payment made to employees of each such entity comply with each federal, provincial, and local law or foreign law applicable to such matters. Hours worked by employees of such entities comply, in all material respects with each federal, provincial, and local law or foreign law applicable to such matters. All payments due from any of the Corporation or the Restricted Subsidiaries for employee health and welfare insurance have been paid or accrued as a liability on the books of such entity, the Corporation and each Restricted Subsidiary has withheld all employee withholdings to be withheld by it and such withholdings have been timely paid to the respective Governmental Authorities, and each such entity has made all employer contributions to be made by it pursuant to Applicable Law on account of the Canada Pension Plan maintained by the Government of Canada, employment insurance and employee income taxes. Except as set forth in the ABL Facility Credit Agreement, neither the Corporation nor any Restricted Subsidiary is a party to or bound by any collective bargaining agreement. There is no organizing activity involving any of the Corporation or the Restricted Subsidiaries pending or threatened by any labour union or group of employees. There are no representation proceedings pending or, to the Corporation’s knowledge, threatened with any labour relations board, and no labour organization or group of employees of any of the Corporation or the Restricted Subsidiaries has made a pending demand for recognition. There are no complaints or charges against any of the Corporation or the Restricted Subsidiaries pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any of the Corporation or the Restricted Subsidiaries of any individual that could reasonably be expected to result in a Material Adverse Change.
5.06 Ventures, Subsidiaries and Affiliates; Outstanding Shares and Indebtedness
     (1) Neither the Corporation nor any Restricted Subsidiary has any Subsidiaries engaged in any joint venture, partnership or similar arrangement with any other Person, or is a Person set forth in subsection “(a)” of the definition of “Affiliate” or the definition of “Affiliate” used for the purposes of Section 6.08 of any other Person, except as disclosed in the ABL Facility Credit Agreement.
     (2) The authorized capital of each of the Restricted Subsidiaries (other than the Limited Partnerships) and, to the best of the knowledge of the Corporation each of the Unrestricted Subsidiaries, the number and type of Capital Stock issued by it, together with the holder of such Capital Stock and the percentage of such Capital Stock held by each such holder, is disclosed in the ABL Facility Credit Agreement. All of such Capital Stock of such Restricted Subsidiaries and, to the best of the knowledge of the Corporation, the Unrestricted Subsidiaries have been duly issued and are outstanding as fully paid and non-assessable, and the persons disclosed in the ABL Facility Credit Agreement as the owners of such Capital Stock are the registered and beneficial owner thereof with a good title thereto, free and clear of all Liens, other than “Permitted Liens”, and other than those restrictions on transfer, if any contained in the constating documents of such Restricted Subsidiaries and Unrestricted Subsidiaries.
     (3) The limited partnership interests of each of the Limited Partnerships are divided into the number of units as disclosed in the ABL Facility Credit Agreement which also specifies the number of units issued by each such Limited Partnership, the holder of such units and the percentage of such units held by such holder. All of such units have been validly issued in accordance with each respective Limited Partnership Agreement, and the Persons disclosed in the ABL Facility Credit Agreement as the holder of such units are the registered and beneficial owners thereof with a good title thereto, free and clear of all Liens other than Permitted Liens and other than those restrictions on transfer, if any, contained in the Limited Partnership Agreements.
     (4) There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any of the Corporation or the Restricted Subsidiaries may be required to issue, sell, repurchase or redeem any of its Capital Stock or any Capital Stock of any Subsidiary except in respect of any stock option plan(s) for directors, officers and/or employees of the Corporation or any Restricted Subsidiary to purchase New Common Shares of the Corporation and except as disclosed in the ABL Facility Credit Agreement.
     (5) No director, officer or employee of the Corporation or any Restricted Subsidiary has any debts or liabilities owing to the Corporation or any Restricted Subsidiary other than loans in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate.
     (6) The Unrestricted Subsidiaries do not carry on any business nor do they have any property or any Indebtedness or Guaranteed Indebtedness, other than has been disclosed pursuant to the ABL Facility Credit Agreement.
5.07 Government Regulation
     The Corporation and the Restricted Subsidiaries are not subject to regulation under Canadian federal, provincial, local or foreign statutory law that restricts or limits its ability to incur Indebtedness or Guaranteed Indebtedness or to perform its obligations hereunder. The entering into of this Indenture by the Corporation, the issuance of the Secured Notes, the application of the proceeds thereof and repayment thereof will not violate any provision of any such law or any rule, regulation or order issued by or policy of any securities regulatory authority or securities exchange.
5.08 Taxes
     All returns, reports and statements, including information returns, in respect of Taxes required by any Governmental Authority to be filed by any of the Corporation or the Restricted Subsidiaries have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 6.04.
5.09 No Litigation
     There is no Litigation, (a) that challenges any of the Corporation’s or a Restricted Subsidiary’s right or power to enter into or perform any of its obligations under the Secured Note Loan Documents to which it is a party, or the validity or enforceability of any of the Secured Note Loan Documents or any action taken thereunder, (b) that challenges any transaction contemplated by the CCAA Plan, the CBCA Arrangement, the CBCA Order, the Sanction Order or the US Confirmation Order, or (c) that could be reasonably be expected to cause a Material Adverse Change.
5.10 Intellectual Property
     The Corporation and each Restricted Subsidiary owns or has rights to use all General Intangibles necessary and material to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it. No decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or any of the Corporation’s or a Restricted Subsidiary’s rights in, any General Intangibles in any material respect. No action or proceeding is pending, or, to the knowledge of the Corporation, threatened, seeking to limit, cancel or question the validity of any General Intangibles or any of the Corporation’s or a Restricted Subsidiary’s ownership interest therein, or which, if adversely determined, would result in a Material Adverse Change. To the best of the knowledge of the Corporation, each of the Corporation and each Restricted Subsidiary conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. The Corporation is not is aware of any infringement claim made in writing by any other Person with respect to any Intellectual Property.
5.11 Compliance with Industry Standards
     The Corporation and each Restricted Subsidiary keeps adequate Books and Records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with its Financial Statements. The Corporation and each Restricted Subsidiary maintains all of its Books and Records, in accordance with Applicable Laws and the standards established by any Governmental Authority having authority over such entity and its property, and all of such Books and Records are true, complete and accurate in all material respects.
5.12 Possession of Collateral
     The Corporation and each Restricted Subsidiary has exclusive possession and control of all the property owned by such entity, other than property which is being processed, repaired, transported or shipped in the ordinary course of business.
5.13 Material Adverse Change
The Corporation and the Restricted Subsidiaries have not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Change, and no contract, lease or other agreement or instrument has been entered into by the Corporation or any Restricted Subsidiary or has become binding upon any Collateral and no law or regulation applicable to the Corporation or any Restricted Subsidiary has been adopted that has had or could reasonably be expected to cause a Material Adverse Change.
5.14 Environmental Matters
     (1) The Corporation Real Property which is subject to a Mortgage is free of contamination from any Hazardous Material except for such contamination that would not result in Environmental Liabilities that could reasonably be expected to result in a Material Adverse Change. Neither the Corporation nor a Restricted Subsidiary has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from any of its Corporation Real Property which is subject to a Mortgage that could reasonably be expected to result in a Material Adverse Change. The Corporation and the Restricted Subsidiaries are and have been in compliance with all Environmental Laws, except for such non-compliance that would not result in Environmental Liabilities which could reasonably be expected to result in a Material Adverse Change. The Corporation and the Restricted Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to result in a Material Adverse Change; and all such Environmental Permits are valid, uncontested and in good standing. Neither the Corporation or any Restricted Subsidiaries is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of the Corporation or the Restricted Subsidiaries which could be expected to result in a Material Adverse Change; and none of the Corporation or any Restricted Subsidiary has permitted any current or former tenant or occupant of the Corporation Real Property to engage in any such operations. There is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses that could be expected to result in a Material Adverse Change or injunctive relief against, or that alleges criminal misconduct by, the Corporation or any Restricted Subsidiary. No notice has been received by the Corporation or the Restricted Subsidiaries requesting information under any Environmental Law or identifying it as a potentially responsible party under any Environmental Law that could reasonably be expected to result in a Material Adverse Change and to the knowledge of the Corporation, there are no facts, circumstances or conditions that may result in the Corporation or any Restricted Subsidiary being identified as a potentially responsible party under any Environmental Law that could reasonably be expected to result in a Material Adverse Change.
     (2) The Corporation hereby acknowledges and agrees that the Trustee is not, nor has ever been, in control of any of the Corporation Real Property or the Corporation’s or any Restricted Subsidiary’s affairs.
ARTICLE 6- ADDITIONAL COVENANTS OF THE CORPORATION
WITH RESPECT TO THE SECURED NOTES
6.01 Reporting Issuer
     (1) The Corporation covenants and agrees with the Trustee for the benefit of the Noteholders that it will (a) use its best efforts to maintain the listing and posting for trading of the Secured Notes on a Recognized Stock Exchange, and (b) maintain its status as a reporting issuer, or the equivalent thereof, not in default of the requirements of Applicable Securities Laws of Canada.
     (2) The Trustee will have no obligation to verify information relating to the Corporation’s compliance with this Section 6.01 and may act and rely upon all information provided by the Corporation with respect to such compliance, without independent inquiry.
6.02 Limitation on Restricted Payments
     (1) The Corporation will not, and will cause each Restricted Subsidiary not to, except as expressly permitted herein, directly or indirectly:
(a)	declare or pay any dividend or make any distribution or payment of any kind or character (whether in cash, property or securities) in respect of its Capital Stock or to holders of its Capital Stock or incur any liability to do the foregoing (other than dividends or distributions or payments to the Corporation or any Wholly-Owned Subsidiary or Restricted Subsidiary or payable solely in Qualified Capital Stock of the Corporation or the Restricted Subsidiary or dividends or interest payments on Preferred Stock of the Corporation or a Restricted Subsidiary); provided that such dividend or interest payments on such Preferred Stock will not be made in the event that the Corporation has made a Secured Note Interest Payment Election;

(b)	participate in any share buy back, purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Corporation or any Affiliate of the Corporation, or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than through the exchange therefor solely of Qualified Capital Stock of the Corporation or warrants, rights or options to acquire Qualified Capital Stock of the Corporation;

(c)	make any principal payment on, repurchase, purchase, defease (including legal or covenant defeasance), redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, mandatory repayment, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation; provided that (i) any repurchase, purchase, redemption or prepayment may be made out of the proceeds of the substantially concurrent incurrence of Indebtedness permitted to be Incurred hereunder provided such Indebtedness (A) is Incurred in an aggregate principal amount (or, if issued with original discount, an aggregate issue price) that is equal to or less than the principal amount (or, if issued with original issue discount, the aggregate accreted value) then outstanding of such Subordinated Obligations being so repurchased, purchased, redeemed or prepaid, (B) is at least as subordinated to the Secured Notes as such Subordinated Obligations so repurchased, purchased, redeemed or prepaid and the covenants relating to such Indebtedness are no more restrictive in the aggregate than those of such Subordinated Obligations and (C) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of such Subordinated Obligations; and (ii) prepayment of the New Province Loan may be made pursuant to the “Stelco Repayment Right” (as defined in the loan agreement between the Province and the Corporation dated the date hereof in respect of the New Province Loan);

(d)	forgive any Indebtedness, or discharge or release same without full payment or compensation thereof, owing to the Corporation or to any Restricted Subsidiary by any Affiliate other than the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary; and

(e)	make any Investment (other than Permitted Investments) in any Person.
6.03 Limitation on Indebtedness
     (1) The Corporation will not, and will cause each Restricted Subsidiary not to, directly or indirectly, Incur any Indebtedness, including any Acquired Indebtedness; provided, however, that the foregoing will not prohibit the Corporation and any Restricted Subsidiary from Incurring Permitted Indebtedness.
     (2) Notwithstanding the limitations in Section 6.03(1), the Corporation may Incur Indebtedness (including Attributable Indebtedness and Acquired Indebtedness) consisting of unsecured Subordinated Obligations if (a) no Default or Event of Default will have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence, (b) immediately before and immediately after giving effect to such proposed Incurrence, the Consolidated Interest Coverage Ratio of the Corporation is at least equal to 2.25 to 1.0 and (c) the final maturity of such unsecured Subordinated Obligations is after the Stated Maturity of the Secured Notes (“Additional Debt”).
     (3) The Corporation will not, and will cause each Restricted Subsidiary not to, directly or indirectly, in any event Incur any Indebtedness (other than the Secured Notes and Indebtedness permitted by clause (ii) of the definition of “Permitted Indebtedness” or any Refinancing of such Indebtedness) which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Corporation unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Secured Notes to the same extent and in the same manner, and so long as, such Indebtedness is subordinated pursuant to subordination provisions that are no more favourable to the holders of any other Indebtedness of the Corporation.
6.04 Payment of Taxes
     The Corporation will, and will cause each Restricted Subsidiary to, pay or discharge or cause to be paid or discharged, before the same becomes delinquent, (a) all material Taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries or upon the income, profits or property of it or any of its Subsidiaries and (b) all material lawful claims for labour, materials and supplies that, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of its Subsidiaries; provided, however, that the Corporation and each Restricted Subsidiary will not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which appropriate reserves or provision has been made.
6.05 Compliance with Laws
     The Corporation will, and will cause each Restricted Subsidiary to, comply in all material respects with all Applicable Laws in respect of the conduct of its business and the ownership of its property, excluding Environmental Laws compliance with which shall be governed by Section 6.16.
6.06 Maintenance of Properties and Insurance
     (1) The Corporation will cause all material properties owned by or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be improved or maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly conducted in all material respects at all times.
     (2) The Corporation will maintain, and will cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance and will ensure that all policies covering the properties are, subject to the rights of any holders of Permitted Liens holding claims senior to the

Trustee, to be made payable to the Trustee for the benefit of the Noteholders, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Trustee may require to fully protect the Trustee’s and the Noteholders’ interests in the Collateral and to any payments to be made under such policies. The Corporation will provide, and will cause its Restricted Subsidiaries to provide, a Certificate of the Corporation as to compliance with the foregoing requirements to the Trustee prior to the anniversary or renewal date of each such policy, together with satisfactory evidence of such insurance and such endorsements and notations, which certificate will expressly state such expiration date for each policy listed. The Trustee will be entitled to rely absolutely upon Certificates of the Corporation that the amount of insurance carried from time to time is in compliance with the foregoing provisions. No duty with respect to effecting or maintaining insurance or notifying the Noteholders or others of the failure of the Corporation to insure will rest upon the Trustee and the Trustee will not be responsible for any loss by reason of want or insufficiency of insurance or by reason of the failure of any insurer on which the insurance is carried to pay the full amount of any loss against which they may have insured the Corporation.
6.07 Waiver of Stay, Extension or Usury Laws
     The Corporation covenants (to the extent that it may lawfully do so) that it will not, and it will cause the Restricted Subsidiaries not to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Corporation or any Restricted Subsidiary from paying all or any portion of the principal of and/or interest on the Secured Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) the Corporation hereby expressly waives, and will cause the Restricted Subsidiaries to waive, all benefit or advantage of any such law, and covenants that it will not, and will cause the Restricted Subsidiaries not to, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
6.08 Limitation on Transactions with Affiliates
     (1) The Corporation will not, and will cause each Restricted Subsidiary not to, directly or indirectly, enter into any transaction or series of related transactions (including, the purchase, sale, conveyance, transfer, disposition, exchange or lease of property, the making of any Investment, the giving of any guarantee or the rendering of services) with, or for the benefit of, any of their Affiliates, except in good faith and:
(a)	on terms that are no less favourable to the Corporation or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction at such time on an arm’s length basis from a Person not an Affiliate of the Corporation or such Restricted Subsidiary; and

(b)	if the Corporation or any Restricted Subsidiary, directly or indirectly, enters into any transaction or series of related transactions (including the purchase, sale, conveyance, transfer, disposition, exchange or lease of property, the making of any Investment, the giving of any guarantee or the rendering of services) with or for the benefit of (i) any Person who owns, directly or indirectly, 20% or more of the outstanding Common Shares in the capital of the Corporation at such time (including Common Shares held by Affiliates of such Person) (a “20% Holder”), or (ii) any Affiliate of such 20% Holder, which transaction(s) involve aggregate payments by or to such 20% Holder or its Affiliate, or involves property with a Fair Market Value in excess of, $15 million, the Corporation or the Restricted Subsidiary, as the case may be, will first obtain the approval of the Board of Directors to such transactions excluding from such vote each director who (A) is a party to such transactions, (B) is a director or officer of that 20% Holder or of an Affiliate of such 20% Holder, or (C) has a material interest in the 20% Holder or any of its Affiliates, such approval to be evidenced by a Certificate of the Corporation certifying that such transaction(s) have been approved by the Board of Directors in accordance with the foregoing.
     (2) The foregoing restrictions in Section 6.08(1) will not apply to (a) fees and compensation paid to and indemnities provided on behalf of officers, directors, employees or consultants of the Corporation or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Corporation; (b) transactions exclusively between or among the Corporation and any of its Wholly-Owned Subsidiaries or Restricted Subsidiary or exclusively between or among such Subsidiaries, including the Supply and Services Agreements, provided such transactions are not otherwise prohibited by this Indenture; (c) loans or advances to employees of the Corporation in an aggregate principal amount not exceeding $2 million at any time; (d) the making of any Permitted Investment specifically permitted to be made to or with an Affiliate under other terms of this Indenture; (e) issuances of Qualified Capital Stock of the Corporation or warrants, rights or options to acquire Qualified Capital Stock of the Corporation; or (f) sales, leases, conveyances or other transfers or dispositions of Receivables and other Related Assets or Standard Securitization Undertakings, in each case in connection with a Receivables Transaction, and acquisitions of Permitted Investments in connection with a Receivables Transaction.
6.09 Impairment of Security Interest
     The Corporation will not, and will cause each Restricted Subsidiary not to, take or omit to take any action which could reasonably be expected to have the result of materially adversely affecting or impairing the Liens in favour of the Trustee, on behalf of itself and the Noteholders, with respect to the Collateral. The Corporation will not, and will cause each Restricted Subsidiary not to, enter into any agreement or instrument (other than any agreement or instrument pursuant to which Indebtedness described in clause (ii), (iii), (vi), (vii) or (xiii) of the definition of “Permitted Indebtedness” is Incurred or any permitted Refinancing Indebtedness with respect thereto) that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than pursuant to this Indenture, the Secured Notes and the Security Documents.
6.10 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries
     The Corporation will not, and will cause each Restricted Subsidiary not to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions to the Corporation or to any Restricted Subsidiary (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits;

(b)	make loans or advances or pay any Indebtedness or other obligation owed to the Corporation or to any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its property to the Corporation or to any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (A) Applicable Law; (B) the Secured Note Loan Documents; (C) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (D) any instrument governing Indebtedness Incurred in accordance with and pursuant to clause (xii) of the definition of “Permitted Indebtedness”; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the property of any Person, other than the Person, or the property of the Person, becoming a Restricted Subsidiary; (E) restrictions imposed by Liens granted pursuant to clauses (vi), (ix), (x), (xii), (xv) and (xvii) of the definition of “Permitted Liens”; (F) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with this Indenture solely in respect of the assets to be sold pursuant to such contract; (G) any encumbrance or restriction contained in Refinancing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (B), (D) or (E) above or clause (H) or (I) below; (I) the ABL Facility and the Secured Revolving Term Loan; (J) provisions of any instrument governing secured Indebtedness otherwise permitted to be incurred under this Indenture and Incurred in connection with the acquisition of the assets securing Indebtedness, which provisions limit the right of the debtor thereunder to dispose of the assets securing such Indebtedness; or (K) Indebtedness or other contractual requirements of the Corporation, a Restricted Subsidiary or a Receivables Subsidiary or any Standard Securitization Undertaking, in each case in connection with a Receivables Transaction; provided that such restrictions apply only to the Corporation, such Restricted Subsidiary or such Receivables Subsidiary, as the case may be, and Receivables and Related Assets.
6.11 Limitation on Liens
     (1) The Corporation will not, and will cause each Restricted Subsidiary not to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens, upon any item of Collateral other than Permitted Liens.
     (2) The Corporation will cause The Stelco Plate Company Ltd. not to (i) create, incur, assume or permit to exist any Lien on or with respect to any of its property except those in favour of Canadian Imperial Bank of Commerce, or its successors and assigns (“CIBC”), on the date hereof, (ii) create, incur, assume or suffer to exist any Indebtedness, except Indebtedness in favour of CIBC on the date hereof, and (iii) conduct or operate any business.
6.12 Limitation on Sale of Assets
     (1) Subject to Section 6.12(9), the Corporation will not, and will cause each Restricted Subsidiary not to, consummate or permit, directly or indirectly, any Asset Sale unless (a) the Corporation or such Restricted Subsidiary, as the case may be, receives consideration at the time of each such Asset Sale at least equal to the Fair Market Value of the property the subject of such Asset Sale, (b) if the Asset Sale is a Core Asset Sale, at least 75% of the consideration received by the Corporation or such Restricted Subsidiary is in the form of cash or Cash Equivalents, (c) no Default or Event of Default will have occurred and be continuing on the date of the proposed Asset Sale or would result as a consequence of such proposed Asset Sale, and (d) the Corporation or such Restricted Subsidiary will apply the Net Cash Proceeds of such Asset Sale for the following purposes, individually or in combination:
(i)	to permanently repay the Secured Revolving Term Loan (or any Refinancing Indebtedness in respect thereof), the ABL Facility (or any Refinancing Indebtedness in respect thereof) or the Secured Notes, subject to and in accordance with the terms of any such Indebtedness and any Inter-Creditor Agreement;

(ii)	to purchase or otherwise invest in Related Business Investments, provided that until such Related Business Investment is completed, the Company may temporarily repay the Secured Revolving Term Loan (or any Refinancing Indebtedness in respect thereof) or the ABL Facility (or any Refinancing Indebtedness in respect thereof), subject to and in accordance with the terms of any such Indebtedness and the Inter-Creditor Agreement; and provided further that any portion of the Net Cash Proceeds arising from Term Priority Collateral which was used to repay the Secured Revolving Term Loan or any Refinancing Indebtedness in respect thereof (the “Term Asset Paydown Amount”) may only be redrawn (to the extent such term loan remains revolving and without limiting the ability of the Company to otherwise draw under the Secured Revolving Term Loan or any Refinancing Indebtedness in respect thereof to the extent that there is availability thereunder in excess of the Term Asset Paydown Amount) for the purposes of purchasing or otherwise investing in Term Priority Collateral;

(iii)	for purposes of this Section 6.12(1)(ii):
(1)	Net Cash Proceeds will be deemed to have been purchased or otherwise invested in Related Business Investments if within 18 months of such Asset Sale the Board of Directors will have adopted a plan contemplating the application of such Net Cash Proceeds in a Related Business Investment and the Corporation will have taken steps to implement such plan; provided, however, that such Net Cash Proceeds must have been so applied within the later of (x) the Target Date under the Secured Revolving Term Loan Credit Agreement and (y) 24 months after the completion of the Asset Sale; and

(2)	to the extent that Net Cash Proceeds are not used to permanently repay the Secured Revolving Term Loan (or any Refinancing Indebtedness in respect thereof) or the ABL Facility (or any Refinancing Indebtedness in respect thereof)

but the commitment under such facility or facilities is nonetheless permanently reduced and cancelled, Net Cash Proceeds will be reduced by the amount of such reduction and cancellation.
(iv)	with respect to any Net Cash Proceeds remaining after application pursuant to the preceding paragraphs (1) or (ii) (the “Excess Proceeds Amount”), the Corporation will make an offer to purchase (the “Asset Sale Offer”) from all Noteholders, up to a maximum principal amount (expressed as an integral multiple of U.S.$1,000) of such Secured Notes equal to the Excess Proceeds Amount at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (herein called the “Purchase Date”), in accordance with the procedures set forth in this Indenture. The Corporation may defer the Asset Sale Offer until the aggregate unutilized Excess Proceeds Amount equals or exceeds $5 million resulting from one or more Asset Sales (at which time, the entire unutilized Excess Proceeds Amount, and not just the amount in excess of $5 million, will be applied as required pursuant to this paragraph). All amounts remaining after the consummation of any Asset Sale Offer pursuant to this paragraph may be used by the Corporation or such Restricted Subsidiary, as the case may be, for general corporate purposes.
     (2) If at any time any non-cash consideration received by the Corporation or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with Section 6.12(1).
     (3) For purposes of Section 6.12(1)(ii), each of the following shall be deemed to be cash:
(a)	any liabilities (as shown on the Corporation’s or such Restricted Subsidiary’s most recent balance sheet) of the Corporation or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Secured Notes or any guarantee and liabilities to the extent owed to the Corporation or any Subsidiary) that are assumed by the transferee of any such assets or Capital Stock to the extent that the Corporation or such Restricted Subsidiary has no further liability for such liabilities; and

(b)	any securities, notes or other obligations received by the Corporation or any such Restricted Subsidiary from such transferee that are converted, sold, monetized or exchanged by the Corporation or such Restricted Subsidiary into or for, as applicable, cash within 90 days of receipt (to the extent of the cash received in that conversion).
     (4) For greater certainty, prior to application as permitted above, the Net Cash Proceeds and all non-cash consideration in respect of any such Asset Sale, and any Related

Business Investment made with any Net Cash Proceeds as provided in Sections 6.12(1), will remain, at all times, subject to the Lien of the Security Documents with the same priority as provided in the Inter-Creditor Agreement including, for greater certainty, with respect to the continuation of priority on proceeds of Collateral as therein provided.
     (5) Notwithstanding the provisions of this Section 6.12, any disposition of property of the Corporation or any Restricted Subsidiary that is governed under and complies with Article 9 of the Principal Indenture will not be deemed to be an Asset Sale except that in the event of the transfer of substantially all (but not all) of the property of the Corporation and its Restricted Subsidiaries to a Person in a transaction permitted under Section 9.01 of the Principal Indenture, the Successor Corporation will be deemed to have sold the property of the Corporation and its Restricted Subsidiaries not so transferred for purposes of this Section 6.12, and will comply with the provisions of this Section 6.12 with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such property of the Corporation or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this Section 6.12. The cash or Cash Equivalent portion of consideration paid by an Unrestricted Subsidiary for the purchase of an asset from the Corporation or any of its Restricted Subsidiaries may include Investments made in such Unrestricted Subsidiary by the Corporation or any of its Restricted Subsidiaries to the extent such Investments are made in accordance with Section 6.02.
     (6) Subject to the deferral of an Asset Sale Offer provided in this Section 6.12, each notice of an Asset Sale Offer pursuant to this Section 6.12 will be mailed, by first class mail, to the Noteholders as shown on the register of Noteholders not less than 30 days nor more than 60 days before the Purchase Date for the Asset Sale Offer with a copy to the Trustee. Upon receiving notice of the Asset Sale Offer, such Noteholders may elect to tender their Secured Notes in whole or in part in integral multiples of U.S.$1,000 principal amount in exchange for cash. The notice will contain all instructions and materials necessary to enable such Noteholders to tender Secured Notes pursuant to the Asset Sale Offer and will state the following terms:
(a)	that the Asset Sale Offer is being made pursuant to Section 6.12 and that all Secured Notes tendered will be accepted for payment; provided, however, that if the aggregate principal amount of Secured Notes tendered in an Asset Sale Offer plus accrued interest at the expiration of such offer exceeds the aggregate amount of the Excess Proceeds Amount, the Corporation will select the Secured Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Corporation so that only Secured Notes in denominations of U.S.$1,000 or multiples thereof will be purchased);

(b)	that the purchase price (including the amount of accrued interest) and the Purchase Date (which will be at least 30 days from the date of mailing of notice of such Asset Sale Offer and which will remain open until the close of business on the Business Day immediately prior to such Purchase Date, or such longer period as required by law);

(c)	that any Secured Note not tendered will continue to accrue interest;

(d)	that, unless the Corporation defaults in making payment therefor, any Secured Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(e)	that Noteholders electing to have a Secured Note purchased pursuant to an Asset Sale Offer will be required to surrender the Secured Note, with the form entitled “Option of Noteholder to Elect Purchase” attached to the Secured Note, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day prior to the Purchase Date;

(f)	that Noteholders will be entitled to withdraw their election if the Paying Agent receives, not later than five Business Days (or such later time as is required by law) prior to the Purchase Date, a facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of the Secured Notes the Noteholder delivered for purchase and a statement that such Noteholder is withdrawing its election to have such Secured Note purchased; and

(g)	that Noteholders whose Secured Notes are purchased only in part will be issued new Secured Notes in a principal amount equal to the unpurchased portion of the Secured Notes surrendered; provided that each Secured Note purchased and each new Secured Note issued will be in an original principal amount of U.S.$1,000 or integral multiples thereof.
     (7) On or before the Purchase Date, the Corporation will (i) accept for payment Secured Notes or portions thereof tendered pursuant to the Asset Sale Offer that are to be purchased in accordance with Section 6.12(6)(a) above, (ii) deposit with the Paying Agent U.S. dollars sufficient to pay the purchase price plus accrued and unpaid interest, if any, of all Secured Notes to be purchased and (iii) deliver or cause to be delivered to the Trustee Secured Notes so accepted together with a Certificate of the Corporation stating the Secured Notes or portions thereof being purchased by the Corporation. The Paying Agent will promptly mail to the Noteholders so accepted payment in an amount equal to the purchase price plus accrued and unpaid interest, if any.
     (8) If an offer is made to purchase Secured Notes pursuant to an Asset Sale Offer, the Corporation will and will cause its Restricted Subsidiaries to comply with the requirements of Section 14(e) of the Exchange Act, if applicable, the provisions of Rule 13e-4 and Rule 14e-1, if applicable, and any other tender offer rules under the Exchange Act or other relevant Canadian or United States federal, provincial and state securities legislation which may then be applicable and, to the extent applicable, will file Schedule 13E-4 or Schedule 13E-4F or any other schedule required thereunder in connection with any offer by the Corporation to purchase Secured Notes pursuant to an Asset Sale Offer.
     (9) Any Core Asset Sale that consists of either (a) the sale of more than 49% of the Capital Stock of Lake Erie Steel Limited Partnership or (b) all or substantially all of the assets of the Lake Erie Steel Business, requires the consent of the Holders of at least two-thirds in principal amount of the outstanding Secured Notes.

6.13 Limitation on Sale and Leaseback Transactions
     The Corporation will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction involving any of its property unless: (a) the Attributable Indebtedness in respect of such Sale and Leaseback Transaction is permitted to be Incurred by the Corporation or such Restricted Subsidiary, as the case may be, under Sections 6.03(1) and 6.03(2); (b) such Sale and Leaseback Transaction complies with Section 6.12, in the manner provided by the provisions of such Section 6.12; and (c) the Lien Incurred in connection with such Sale and Leaseback Transaction is permitted pursuant to Section 6.11.
6.14 Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries
     The Corporation will not permit (a) any Restricted Subsidiary to issue any Capital Stock other than to the Corporation or a Wholly-Owned Subsidiary or Restricted Subsidiary or (b) any Person (other than the Corporation or a Wholly-Owned Subsidiary) to, directly or indirectly, own or control any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares); provided, however, that clauses (a) and (b) will not prohibit (i) any sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary owned by the Corporation or any Wholly-Owned Subsidiary effected in accordance with Section 6.12; (ii) the making of any Permitted Investments in accordance with clause (iii) of the definition thereof; or (iii) any sale or issuance of Capital Stock of a Restricted Subsidiary so long as immediately after such sale the Restricted Subsidiary remains a Restricted Subsidiary in which case the Net Cash Proceeds of such sale will not be subject to Section 6.12; provided, however, that if any such sale or issuance of Capital Stock would result in the Corporation or a Restricted Subsidiary owning less than 50% of the Capital Stock of such Restricted Subsidiary, the consent of the Holders of at least two-thirds in principal amount of the outstanding Secured Notes is required and if such consent is obtained such sale or issuance must be effected in accordance with Section 6.12.
6.15 Restricted and Unrestricted Subsidiaries
     (1) The Board of Directors may designate or redesignate any Subsidiary of the Corporation to be an Unrestricted Subsidiary if: (a) the Subsidiary to be so designated does not own any Capital Stock, Disqualified Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Corporation or any other Restricted Subsidiary; (b) the Subsidiary to be so designated is not obligated by any Indebtedness or Lien that, if in default, would result (with the passage of the time or notice or otherwise) in a default on any Indebtedness of the Corporation or any Restricted Subsidiary; and (c) either (i) the Subsidiary to be so designated has total property valued at $1,000 or less, or (ii) such designation is effective immediately upon such Person becoming a Subsidiary of the Corporation or of a Restricted Subsidiary in accordance with the terms hereof. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Corporation or any Restricted Subsidiary will be classified as a Restricted Subsidiary and, concurrently with becoming a Restricted Subsidiary, the Corporation will cause such Restricted Subsidiary to execute and deliver such instruments and agreements (including guarantees of the Obligations of the Corporation under this Indenture and the Secured Note Loan Document and security in respect of the Obligations under such Guarantees as the Trustee may require) in favour of the Trustee on behalf of itself and the Noteholders and to cause to be delivered an Opinion of Counsel in favour of the Trustee to the effect (among other things as may be required by the Trustee) that such instruments and agreements have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute valid and binding obligations of such Restricted Subsidiary, enforceable against such Restricted Subsidiary in accordance with their respective terms (subject to customary qualifications) (the foregoing instruments, agreements and opinions collectively the “Restricted Subsidiary Required Documentation”). Except as provided in the first sentence of this Section 6.16, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a Certified Resolution giving effect to such designation and a Certificate of the Corporation certifying that such designation complies with the foregoing provisions.
     (2) The Corporation will not, and will not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless after giving effect to such action, transaction or series of transactions, on a pro forma basis: (a) except for Investments pursuant to clause (iii) of the definition of “Permitted Investments,” the Corporation could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test of Section 6.03(2); (b) such Restricted Subsidiary could then incur under Section 6.03 all Indebtedness as to which it is obligated at such time; (c) no Default or Event of Default would occur or be continuing; and (d) there exist no Liens with respect to the property of such Restricted Subsidiary other than Permitted Liens.
6.16 Environmental Matters
     (1) Upon the occurrence of any Event of Default, the Trustee may, but will not be obligated to, enter onto the Collateral and take such actions as may be required to ensure that the Collateral is operated or remediated in accordance with Environmental Law in the event that the Corporation or any Restricted Subsidiary is failing to do so, including the preparation of any environmental audits including subsurface sampling of soil and groundwater. Until foreclosure of the Collateral, the Trustee will have no responsibility to supervise or have control over the conduct of the Corporation’s environmental practices. No inaction or action by the Trustee prior to foreclosure of the Collateral will be construed as exercising ownership, possession, care, control or management over the Collateral.
     (2) Other than as hereinafter provided in Section 6.16(3), the Trustee will be reimbursed for its costs and expenses (including reasonable fees and expenses of lawyers, attorneys, engineers and environmental consultants) under this Section 6.16 which claim will as between such claim and the Secured Notes only, in accordance with Section 8.07 of the Principal Indenture, be senior and prior to the Secured Notes.
     (3) The Trustee will not be reimbursed for its costs and expenses to the extent that such costs and expenses arise from any action or decisions of the Trustee that are not in compliance with Section 8.01 of the Principal Indenture.
     (4) Subject to Sections 6.16(2) and 6.16(3), the Trustee will have no duty to foreclose on, take possession of or take any other action in connection with any security on real property unless Noteholders have provided to the Trustee funds and indemnity reasonably satisfactory to it to protect it from any liability from any Environmental Liabilities arising in connection with such actions.
6.17 Withholding Tax
     (1) All payments made by or on behalf of the Corporation under or with respect to the Secured Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Withholding Taxes”), unless the Corporation or such other payor is required to withhold or deduct Withholding Taxes under Canadian law or by the interpretation or administration thereof. If the Corporation or any other payor is so required to withhold or deduct any amount for or on account of Withholding Taxes from any payment made under or with respect to the Secured Notes, the Corporation will or the Corporation will cause such payor to pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder after such withholding or deduction will not be less than the amount each such Holder would have received if such Withholding Taxes had not been withheld or deducted, provided that no Additional Amounts will be payable with respect to a payment made to a Holder which is subject to such Withholding Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Secured Notes or the receipt of payments thereunder (an “Excluded Holder”). The Corporation will or will cause any such other payor to also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.
     (2) The Corporation will or will cause any such other payor to furnish, within 30 days after the date of payment of any Withholding Taxes due pursuant to applicable law, to the Holders, copies of tax receipts evidencing that such payment has been made by the Corporation or any other applicable payor. The Corporation will indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request, reimburse each Holder for the amount of: (a) any Withholding Taxes levied or imposed on such Holder as a result of payments made under or with respect to the Secured Notes, or as a result of the execution, issue, sale, transfer, delivery or registration of, or otherwise with respect to, the Secured Notes, any Indenture, and Security Document or any agreement or document contemplated hereby or thereby (excluding Taxes imposed on or measured by the net income or profit of a Holder); and (b) any liability (including penalties, interest and expense) arising therefrom or with respect thereto. In this Section 6.17, “Holder” means the Trustee, any holder of Secured Notes and any other person considered to be a beneficial owner of a Secured Note.
     (3) At least 30 days prior to each date on which any payment under or with respect to the Secured Notes is due and payable, if the Corporation becomes obligated to pay Additional Amounts with respect to such payment, the Corporation will deliver to the Trustee a Certificate of the Corporation stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the Trustee to cause the Paying Agent to pay such Additional Amounts to the Holders on the payment date. Whenever in this Indenture there is mentioned, in any context, (a) the payment of principal (and premium, if any), (b) purchase prices in connection with a repurchase of Secured Notes, (c) interest, or (d) any other amount payable on or with respect to any of the Secured Notes, such mention will be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
     (4) The Secured Notes are redeemable, as a whole but not in part, at the option of the Corporation at any time upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the date of redemption, if the Corporation has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Secured Notes, any Additional Amounts as a result of any change in, or amendment to, the laws (or any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the date hereof.
6.18 Indemnity
     The Corporation will indemnify each of the Trustee and the Noteholders for, and hold each of them harmless from and against, any and all loss, loss, liability, claim, damage or expense (including reasonable legal fees and expenses), penalties, actions, suits, demands, costs, levies and disbursements of whatever kind or nature which may at any time be suffered by, imposed on, incurred by or asserted against the Trustee and/or the Noteholders arising out of or in connection with the failure by any Restricted Subsidiary or Unrestricted Subsidiary to perform or comply with any of the terms and conditions of the Secured Note Loan Documents.
ARTICLE 7 — SATISFACTION AND DISCHARGE
7.01 Cancellation and Destruction
     On the Maturity Date or following any redemption or purchase of Secured Notes in accordance with the terms of this Indenture, such Secured Notes will forthwith after payment thereof as provided in this Indenture be delivered to the Trustee or to a Person appointed by it or by the Corporation with the approval of the Trustee and cancelled by the Trustee. All Secured Notes cancelled or required to be cancelled under this or any other provision of this Indenture, in the Trustee’s sole discretion, may be destroyed by or under the direction of the Trustee by cremation or otherwise (in the presence of a representative of the Corporation, if the Corporation so requires) and the Trustee will prepare and retain upon request a certificate of such destruction and deliver a duplicate thereof to the Corporation.
7.02 Non-Presentation of Secured Notes
     If the Noteholders fail to present the Secured Notes for payment within 30 days of the date on which the principal thereon or represented thereby becomes payable in accordance with the terms hereof or otherwise fail within such 30 day period to accept payment on account thereof or give such receipt therefor, if any, as the Trustee may require
(a)	the Corporation will be entitled to pay or issue and deliver, as the case may be, to the Trustee and direct the Trustee to set aside, or

(b)	in respect of money in the hands of the Trustee that may or should be applied to the payment of the Secured Notes, the Corporation will be entitled to direct the Trustee to set aside, the principal and interest, or other amounts, as the case may be, in trust to be paid or delivered, as the case may be, without interest on such principal and interest to the Noteholder after the date of such failure to present for payment or accept payment, upon due presentation or surrender thereof in accordance with the provisions of this Indenture; and thereupon the principal and interest payable on or represented by each Secured Note in respect whereof such money has been set aside will be deemed to have been paid and the Noteholder thereof will thereafter have no right in respect thereof, except that of receiving payment of the money so set aside by the Trustee upon due presentation and surrender by the Noteholder of such Secured Note, subject always to the provisions of Section 7.03.
7.03 Repayment of Unclaimed Money to Corporation
     Any money in the hands of the Trustee and set aside under Section 7.02 and not claimed by and paid or delivered as provided in Section 7.02, to Noteholders within two years after the date of such setting aside must be repaid or delivered to the Corporation by the Trustee on demand, and thereupon the Trustee will be released from all further liability with respect to such money and thereafter the Noteholders in respect of which such money was so repaid or delivered to the Corporation will have no rights in respect thereof, except to obtain payment of the money due thereon from the Corporation upon due presentation and surrender by the Noteholders without interest.
7.04 Release from Covenants
     Upon Written Request and evidence being given to the reasonable satisfaction of the Trustee that the principal of all the Secured Notes and interest thereon and other money payable hereunder have been paid or satisfied subject to and in accordance with the terms of this Indenture and, such payment having been duly and effectually provided for by payment to the Trustee or otherwise in accordance with the terms of this Indenture, and upon payment of all reasonable costs, charges and expenses properly incurred by the Trustee in relation to these presents and all interest thereon and the remuneration of the Trustee, or upon provision satisfactory to the Trustee being made therefor, the Trustee will, at the request and at the expense of the Corporation, execute and deliver to the Corporation such deeds or other instruments as are requisite to release the Corporation from the terms of this First Supplemental Indenture and the terms of the Principal Indenture relating to the Secured Notes, except those relating to the indemnification of the Trustee or which by the terms hereof are expressly intended to survive any such release or discharge.
ARTICLE 8 — INTEREST PAYMENT ELECTION
8.01 Interest Payment Election by Delivery of Secured Notes or Interest Accrual
     (1) Subject to Section 8.01(5), the Corporation may, at its option, pay all, or any part, of any Interest Obligation by issuing Secured Notes in respect thereof or deferring and electing to accrue such Interest Obligation in lieu of cash payments of interest pursuant to Section 2.07 and the terms of the Secured Notes (the “Secured Note Interest Payment Election”) by giving notice (the “Secured Note Interest Payment Election Notice”) to the Trustee by no later than the earlier of (a) the date required by Applicable Law or the rules of any stock exchange on which the Secured Notes are then listed, or (b) the day that is 15 Business Days prior to the record date for the Interest Payment Date to which the applicable interest payment relates; provided that the option to pay such Interest Obligation by issuing Secured Notes may only be exercised in the event the applicable Interest Payment Date falls on a date that is at least five years prior to the Maturity Date and provided further that the option to defer and elect to accrue such Interest Obligation may only be exercised in the event that the applicable Interest Payment Date falls on a date that is less than five years prior to the Maturity Date and no Event of Default has occurred or would result from such deferral and accrual, all of which accrued interest will be paid on the Maturity Date. For greater certainty, payment, deferral or accrual of the Interest Obligation in such manner will not be an Event of Default.
     (2) The Corporation will, not less than three Business Days prior to the applicable Interest Payment Date, as applicable, deliver or cause to be delivered to Noteholders that number of Secured Notes in an aggregate principal amount equal to that portion of the Interest Obligation which it has elected not to be paid in cash on the applicable Interest Payment Date; provided that the Corporation may, at its option, in any case, make any interest payment not exceeding U.S.$1,000 to any Noteholder in lawful money of the United States.
     (3) The Corporation will be required to provide the Secured Note Interest Payment Election Notice only if it determines to exercise the Secured Note Interest Payment Election.
     (4) Unless the Interest Obligation is to be deferred and accrued in accordance with Section 8.01(1) the Corporation’s right to exercise the Secured Note Interest Payment Election with respect to the issuance of Secured Notes will be conditional upon the following conditions being met on the date that is three Business Days preceding the applicable Interest Payment Date:
(a)	all applicable regulatory approvals and/or exemptions have been obtained (including any required approval and/or exemptions of any Recognized Stock Exchange on which the Secured Notes are then listed) to permit the issuance of such additional Secured Notes;

(b)	the Secured Notes to be issued on exercise of the Secured Note Interest Payment Election will be issued from treasury of the Corporation and will be Freely Tradeable in each province and territory of Canada;

(c)	the additional Secured Notes being listed or quoted on a Recognized Stock Exchange;

(d)	the Corporation being a reporting issuer or equivalent in good standing or equivalent under Applicable Securities Laws in the Province of Ontario and the other jurisdictions in Canada in which the beneficial Noteholders that are being paid Secured Notes in lieu of cash payments of interest, if reasonably ascertainable, are resident;

(e)	no Event of Default will have occurred and be continuing;

(f)	the receipt by the Trustee of a Certificate of the Corporation stating that conditions (a), (b), (c), (d) and (e) above have been satisfied and setting forth the number of

Secured Notes to be delivered, together with a calculation of the aggregate Interest Obligation being paid by issuing such Secured Notes; and

(g)	the receipt by the Trustee of an Opinion of Counsel to the effect that such additional Secured Notes have been duly authorized and, when issued and delivered, certified or authenticated pursuant to the terms of this First Supplemental Indenture in payment of that portion of the Interest Obligation which the Corporation has elected not to be paid in cash on the applicable Interest Payment Date, will be validly issued, that conditions (a), (b) and (c) above have been satisfied and that, relying exclusively on certificates of good standing issued by the relevant securities regulatory authorities, condition (d) above is satisfied, except that the opinion in respect of condition (d) need not be expressed with respect to those jurisdictions where such certificates are not issued.
     (5) For so long as the Corporation or any Restricted Subsidiary has Additional Debt outstanding, the Corporation is not permitted to make a Secured Note Interest Payment Election.
ARTICLE 9 — COLLATERAL AND SECURITY
9.01 Collateral and Security Documents; Additional Collateral
     (1) In order to secure the due and punctual payment of the principal of and interest and other amounts owing on the Secured Notes when and as the same will be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, purchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by Applicable Law), if any, on the Secured Notes and the payment and performance of all other Obligations of the Corporation, the Restricted Subsidiaries and the Unrestricted Subsidiaries to the Noteholders or the Trustee under this Indenture, the Secured Notes and any Secured Note Loan Documents, the Corporation, the Restricted Subsidiaries, the Unrestricted Subsidiaries and the Trustee have simultaneously with the execution of this Indenture entered into the Security Documents. The Trustee and the Corporation (for itself and on behalf of the Restricted Subsidiaries and the Unrestricted Subsidiaries) hereby agree, and each Noteholder by receipt of any Secured Notes agrees, that the Trustee holds its interest in the Collateral and the Security Documents in trust for itself and the benefit of the Noteholders. The Trustee is also authorized and directed to enter into the Security Documents and is hereby appointed as agent and/or trustee thereunder.
     (2) Without prejudice to the foregoing paragraph, each Noteholder hereby irrevocably designates and appoints the Canadian Trustee as the person holding the power of attorney (fondé de pouvoir) of the Noteholders as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec and issue of bonds (“Deed of Hypothec”) to be executed by the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary under the laws of the Province of Quebec and creating a Lien on the Collateral constituting personal property located in such Province and to exercise such powers and duties which are conferred upon the Canadian Trustee under such deed. Each Noteholder hereby additionally irrevocably designates and appoints the Canadian Trustee as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding

Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other Applicable Law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a hypothec on bonds (“Pledge”) to be executed by the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary under the laws of the Province of Quebec and creating a Lien on the Bond as security for the payment and performance of the obligations and indebtedness of the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary set forth in the first paragraph of this Section 9.01(1) above. In this respect, (a) the Canadian Trustee, as agent, mandatary, custodian and depositary of the Noteholders, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to the Persons for and on behalf of whom the Bond is so held from time to time, and (b) each Noteholder will be entitled to the benefits of any Collateral of the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms hereof. The Canadian Trustee, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Canadian Trustee with respect to the Collateral under the Deed of Hypothec and Pledge, Applicable Law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Canadian Trustee mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Noteholders. Any Person who becomes a Noteholder shall be deemed to have consented to and confirmed the Canadian Trustee as the person holding the power of attorney (fondé de pouvoir) and as the agent, mandatary, custodian and depositary as aforesaid and to have ratified, as of the date it becomes a Noteholder, all actions taken by the Canadian Trustee in such capacities. The Canadian Trustee shall be entitled to delegate from time to time any of its powers or duties under the Deed of Hypothec and the Pledge to any Person on such terms and conditions as the Trustee may determine from time to time.
     (3) Promptly upon or concurrent with the acquisition by the Corporation or any Restricted Subsidiary of property that would constitute Collateral pursuant to the Security Documents (including any property acquired after the date of this Indenture that constitutes Collateral) (“After-Acquired Property”),
(a)	the Corporation and the Trustee will enter or, in the case of the Restricted Subsidiary, in which case the Corporation will cause the Restricted Subsidiary to enter into with the Trustee, such amendments or supplements to the Security Documents, or additional Security Documents, in each case in recordable or registrable form and in a form reasonably acceptable to the Trustee relying on the advice of Counsel to the Trustee, and to the extent the After-Acquired Property consists of securities, a securities pledge agreement in a form reasonably acceptable to the Trustee relying on advice of Counsel to the Trustee, with such changes thereto as are necessitated by Applicable Law or other changes in circumstances (the “Additional Security Documents”), as are necessary in order to grant to the Trustee for the benefit of the Noteholders a Lien on and security interest in such After-Acquired Property, subject to applicable Permitted Liens, and

(b)	the Corporation will also deliver or cause to be delivered to the Trustee the following:

(i)	to the extent the After Acquired Property consists of real property, an Opinion of Counsel to the Corporation confirming that the Lien of this Indenture and the Security Documents constitutes a valid and perfected Lien on such real property or title insurance in form and substance satisfactory to the Trustee, subject to applicable Permitted Liens in respect of the relevant item of Collateral, together with a Certificate of the Corporation stating that any Liens on such real property are Liens expressly permitted by this Indenture the applicable Security Document or are applicable Permitted Liens and containing other assurances as may be required by the Trustee relying on the advice of Counsel to the Trustee with respect to the Collateral, and

(ii)	evidence of payment by the Corporation, or the Restricted Subsidiary, of all filing fees, recording and registration charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of Counsel to the Trustee (and any local counsel), that may be incurred to validly and effectively subject the After-Acquired Property to the Lien of any applicable Security Document and perfect such Lien.
     (4) Forthwith upon the repayment in full of all Project Financing obligations owing by Lake Erie Slab Company Inc. (“Slabco”) to Bank of Tokyo-Mitsubishi (Canada) or any of its Affiliates, the Corporation shall either (i) cause Slabco to be wound-up into Lake Erie Steel GP Inc., Lake Erie Steel Limited Partnership or the Corporation or any other Restricted Subsidiary, or (ii) cause Slabco to execute and deliver the Additional Security Documents as are necessary in order to grant to the Trustee for the benefit of the Noteholders a Lien on and security interest in the property of Slabco and the Corporation will deliver the documents required by Section 9.01(3)(b).
     (5) Each Noteholder, by accepting a Secured Note, agrees to all the terms and provisions of the Security Documents, including the Additional Security Documents, as the same may be amended, restated, supplemented or modified from time to time pursuant to the provisions of the Security Documents, the Additional Security Documents and this Indenture and the Inter-Creditor Agreement for so long as it is in effect.
9.02 Recording, Registration and Opinions
     (1) The Corporation will, and will cause each Restricted Subsidiary and each Unrestricted Subsidiary to, take or cause to be taken all action required to perfect, maintain, preserve and protect the Lien on and security interest in the Collateral granted by the Security Documents, including the filing of financing statements, continuation statements and any instruments of further assurance, in such manner and in such places as may be required by Applicable Law or the Trustee to fully perfect, maintain, preserve and protect the rights of the Noteholders and the Trustee under this Indenture, the Security Documents and the Additional Security Documents to all Collateral. The Corporation will, and will cause each Restricted Subsidiary and Unrestricted Subsidiary to, from time to time promptly pay all financing and continuation statement recording, registration or filing fees, charges and taxes relating to this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance required pursuant to this Indenture and the Security Documents. The Trustee will not be responsible for any failure to so register, file or record. The Trustee will not be responsible for any obligation on the part of the Corporation, any Restricted Subsidiary or Unrestricted Subsidiary to perfect, maintain, preserve and protect the Lien on and security interest in the Collateral granted by the Security Documents.
     (2) The Corporation will furnish to the Trustee, at the time of execution and delivery of this Indenture, an Opinion of Counsel to the Corporation in form and substance customary for financings of this nature as determined by the Trustee relying on advice of Counsel to the Trustee including opinions substantially to the effect that subject to customary qualifications, (a) this Indenture and the grant of a security interest and Liens in the Collateral intended to be made by the Security Documents and all other instruments of further assurance, including financing statements, have been properly recorded, registered and filed to the extent necessary to perfect, maintain, preserve and protect Liens in the Collateral created by the Security Documents and reciting the details of such action, and stating that as to the Liens created pursuant to the Security Documents, such recordings, registrations and filings are the only recordings, registrations and filings necessary to give notice thereof and that no re-recordings, re-registrations or refilings are necessary to maintain such notice (other than as stated in such Opinion) or (b) to the effect that, in the opinion of such counsel, no such action is necessary to perfect, maintain, preserve and protect such Liens. The Corporation will, and will cause any Restricted Subsidiary, as the case may be, to furnish to the Trustee, at the time of execution and delivery of any Additional Security Document, an Opinion of Counsel substantially similar to the Opinion of Counsel delivered pursuant to the immediately preceding sentence (but relating only to such Additional Security Documents and the related After-Acquired Property).
     (3) The Corporation will furnish to the Trustee within 60 days after January 1 in each year, beginning with April 1, 2007, an Opinion of Counsel to the Corporation, dated as of such date, either (a)(i) stating that, in the opinion of such Counsel, all necessary action has been taken with respect to the recording, registration, filing, re-recording, re-registration and refiling of all supplemental indentures, financing statements, continuation statements and other documents as are necessary to perfect, maintain, preserve and protect the Lien of the Security Documents and reciting with respect to the Liens in the Collateral the details of such action or referring to prior Opinions of Counsel to the Corporation in which such details are given, and (ii) stating that, based on Applicable Laws as in effect on the date of such Opinion of Counsel, all financing statements, continuation statements and other documents have been executed and filed that are necessary as of such date and during the succeeding 24 months fully to perfect, maintain, preserve and protect the security interest and Liens of the Noteholders and the Trustee hereunder and under the Security Documents with respect to the Collateral, or (b) stating that, in the opinion of such Counsel, no such action is necessary to perfect, maintain, preserve and protect such Lien.
9.03 Release of Collateral
     (1) The Trustee will not at any time release Collateral from the Lien created by this Indenture and the Security Documents unless such release is in accordance with the provisions of this Indenture and the Security Documents, including the Inter-Creditor Agreement, so long as the same remains in effect, including any requirements to obtain an Opinion of Counsel.
     (2) The release of any Collateral from the terms of the Security Documents will not be deemed to impair the security under this Indenture and the Security Documents in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents.
     (3) At any time when an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture and the Secured Note Loan Documents shall be effective as against the Noteholders, except in accordance with the terms of the Security Documents including the Inter-Creditor Agreement.
9.04 Possession and Use of Collateral
     Subject to and in accordance with the provisions of this Indenture and the Security Documents and so long as no Event of Default has occurred and is continuing, the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary, as the case may be, will have the right to remain in possession and retain exclusive control of the Collateral (other than trust moneys held by the Trustee or other Person pursuant to this Indenture), to sell or otherwise dispose of inventory in the ordinary course of business, to collect, sell or otherwise dispose of accounts receivable in the ordinary course of business, to operate, manage, develop, lease, use, consume and enjoy the Collateral, to alter or repair any Collateral consisting of Equipment so long as such alterations and repairs do not diminish the value thereof or impair the Lien of the Security Documents thereon and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof.
9.05 Specified Releases of Collateral
     (1) The Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary, as applicable, will be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Security Documents upon compliance with the conditions precedent for a release under Section 7.04 of this First Supplemental Indenture or upon compliance with the conditions precedent set forth in Article 12 of the Principal Indenture for satisfaction and discharge of the Principal Indenture or for defeasance of the Secured Notes pursuant to Section 12.02 or 12.03 of the Principal Indenture. Upon delivery by the Corporation to the Trustee of a Certificate of the Corporation and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with, the Trustee will forthwith take all necessary action (at the request of and the expense of the Corporation) to release and reconvey to the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary, as applicable, all of the Collateral including the execution and delivery of releases and satisfactions wherever required, and will deliver such Collateral in its possession to the Corporation.
     (2) The Corporation, any Restricted Subsidiary and any Unrestricted Subsidiary will be entitled to obtain a release of, and the Trustee will release, items of Collateral taken by eminent domain or expropriation by a Governmental Authority in accordance with Applicable Law or sold pursuant to the exercise by a Governmental Authority thereof of any right which such Governmental Authority may then have in accordance with Applicable Law to purchase, or to designate a purchaser or to order a sale of, all or any part of such Collateral provided the Corporation, the Restricted Subsidiary or any Unrestricted Subsidiary, as the case may be, has delivered to the Trustee the following
(a)	a Certificate of the Corporation certifying that (i) such Collateral has been taken by eminent domain or expropriation by a Governmental Authority and the amount of the award therefore (“Expropriation Proceeds”), or that such Collateral has been sold pursuant to a right vested in a Governmental Authority thereof to purchase, or to designate a purchaser, or order a sale of such Collateral and the amount of the proceeds of such sale (“Governmental Sale Proceeds”), and (ii) all conditions precedent to such release have been complied with, and

(b)	an Opinion of Counsel to the Corporation to the effect that all conditions precedent have been complied with including to the effect that the release in question is limited to such Collateral.
     Upon compliance by the Corporation with the conditions precedent set forth above, the Trustee will cause to be released and reconveyed to the Corporation, the Restricted Subsidiary or any Unrestricted Subsidiary, as the case may be, the aforementioned items of Collateral. Cash equal to the amount of Expropriation Proceeds and/or Governmental Sale Proceeds will be applied in the same manner as provided for in respect of Net Cash Proceeds as set forth in Section 6.12.
9.06 Disposition of Collateral Without Release
     Subject to and in accordance with the provisions of this Indenture and the Security Documents and so long as no Event of Default has occurred and is continuing or would result, the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary, may, without any prior release or consent by the Trustee, (a) conduct ordinary course activities in respect of the Collateral that do not individually or in the aggregate adversely affect the value of the Collateral, including: selling or otherwise disposing of Cash Equivalents; selling or otherwise disposing of inventory in the ordinary course of business; collecting, selling or otherwise disposing of accounts receivable in the ordinary course of business; selling or otherwise disposing of any property subject to the Lien of the Indenture and the Security Documents which has become worn out or obsolete and is no longer used or useful in the operation of the Corporation’s business or through the replacement by property of substantially equivalent or greater value; abandoning, terminating, cancelling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Security Documents; surrendering or modifying any franchise, licence or permit subject to the Lien of this Indenture or any of the Security Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; demolishing, dismantling, tearing down or scrapping any fixed asset or abandoning any thereof; granting a nonexclusive license of any intellectual property; abandoning intellectual property that has become obsolete and not used in the business; and (b) sell or otherwise dispose of any Collateral provided such sale or disposition is in accordance with the terms of this Indenture and of the Security Documents.
9.07 Form and Sufficiency of Release
     In the event that the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary, as applicable, has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that under the provisions of Section 9.04, 9.05 or 9.06 may be sold, exchanged or otherwise disposed of by the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary, as applicable, and the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary, as applicable, requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such Collateral under this Indenture and the Security Documents, upon being satisfied that the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary, as applicable, is selling, exchanging or otherwise disposing of such Collateral in compliance with Section 9.04, 9.05 or 9.06, the Trustee will (at the expense of the Corporation) execute, acknowledge and deliver to the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary, as applicable, (in proper and recordable or registrable form) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any Collateral purporting to be released herefrom will be entitled to rely upon any release executed by the Trustee hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the Collateral therein described from the Lien of this Indenture or of the Security Documents.
9.08 Purchaser Protected
     No purchaser or grantee of any Collateral purporting to be released herefrom in accordance with the terms hereof will be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.
9.09 Authorization of Actions to be Taken by the Trustee Under the Security Documents
     Subject to the provisions of this Indenture and the Security Documents, (a) the Trustee may but is not obligated to, in its sole discretion and without the consent of the Noteholders, take all actions as it deems necessary or appropriate in order to (i) enforce any of the terms of the Secured Note Loan Documents and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Corporation, each Restricted Subsidiary and each Unrestricted Subsidiary, as applicable, hereunder and (b) the Trustee will have power to institute and to maintain such Proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Secured Note Loan Documents or this Indenture, and such Proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Noteholders in the Collateral (including the power to institute and maintain Proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens thereunder or be prejudicial to the interests of the Noteholders or of the Trustee). No duty beyond that of a reasonably prudent corporate trustee will rest upon the Trustee in taking any such action or instituting and maintaining any such Proceedings pursuant to this Section 9.09.
9.10 Authorization of Receipt of Funds by the Trustee Under the Security Documents
     The Trustee is authorized to receive any funds for the benefit of Noteholders distributed under this Indenture and the Security Documents, and to make further distributions of such funds to the Noteholders or other Persons in accordance with the provisions of this Indenture.
9.11 True Copy
     The Corporation will, within three Business Days of receipt of a written request by the Trustee, furnish the Trustee with a true copy of this Indenture.

9.12 Certain TIA Requirements
     (1) To the extent applicable, and in addition to any other requirements of this Indenture, the Corporation (on its own and on behalf of each Restricted Subsidiary and each Unrestricted Subsidiary) will cause Section 314(d)(1) of the TIA relating to the release of property or securities from the Lien hereof and of the Security Documents to be complied with.
     (2) Neither the Corporation, any Restricted Subsidiary nor any Unrestricted Subsidiary, as applicable, will be required to comply with Section 9.12(1) in respect of transactions undertaken pursuant to clause (a) of Section 9.06, provided the Corporation delivers to the Trustee on or before September 30, 2006 and within 60 days following each December 31 and June 30 thereafter a Certificate of the Corporation to the effect that all of the transactions undertaken by the Corporation, any Restricted Subsidiary and any Unrestricted Subsidiary pursuant to clause (a) of Section 9.06 during the preceding semi-annual period were in the ordinary course of the Corporation’s, any Restricted Subsidiary’s or any Unrestricted Subsidiary’s, as the case may be, business and that the proceeds therefrom were used by the Corporation, any Restricted Subsidiary or any Unrestricted Subsidiary, as the case may be, as permitted by this Indenture and the Security Documents.
     (3) The fair value of Collateral released from the Liens of this Indenture and the Security Documents pursuant to clause (a) of Section 9.06 hereof will not be considered in determining whether the aggregate fair value of Collateral released from the Liens of this Indenture and the Security Documents in any calendar year exceeds the 10% threshold specified in Section 314(d)(1) of the TIA; provided that the Corporation’s, any Restricted Subsidiary’s or any Unrestricted Subsidiary’s right to rely on this sentence at any time is conditioned upon the Corporation having furnished to the Trustee the Certificates of the Corporation referred to in Section 9.12(2) that were required to be furnished to the Trustee at or prior to such time. It is expressly understood that Section 9.12(2)and this Section 9.12(3) relate only to the Corporation’s obligations under the TIA and will not restrict or otherwise affect the Corporation’s and its Subsidiaries’ rights or abilities to release Collateral pursuant to the terms of this Indenture and the Security Documents or as otherwise permitted by the Trustee under this Indenture and the Security Documents.
     (4) Notwithstanding anything to the contrary in this Section 9.12, the Corporation, any Restricted Subsidiary nor any Unrestricted Subsidiary will be required to comply with all or any portion of Section 314(d) of the TIA if the Corporation determines, in good faith based on advice of Counsel, that, under the terms of (a) Section 314(d) of the TIA or (b) any interpretation or guidance, or both, as to the meaning thereof of the U.S. Securities and Exchange or its staff, including publicly available “no action” letters or exemption orders, all or any portion of Section 314(d) of the TIA is inapplicable to all or any part of the Collateral or the release, deposit or substitution thereof.
ARTICLE 10 — APPLICATION OF TRUST MONEYS
10.01 “Trust Moneys” Defined
(1)	All cash, securities, obligations and Cash Equivalents received by the Trustee:

(a)	upon the release of Collateral by the Trustee from the Lien of this Indenture and/or the Security Documents, including all Excess Proceeds Amounts, all money received in respect of the principal of all purchase money, governmental, and other obligations received in exchange for Collateral and all investment earnings thereon; or

(b)	Expropriation Proceeds and Governmental Sale Proceeds; or

(c)	as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Security Documents or otherwise; or

(d)	for application under this Article 10 as elsewhere provided in this Indenture (including and subject to, Section 6.12) or the Security Documents, or whose disposition is not elsewhere otherwise specifically provided for herein or in the Security Documents;
together with investment earnings on any of the foregoing (all such money being herein sometimes called “Trust Moneys”; provided, however, that Trust Moneys will not include any property deposited with the Trustee pursuant to Article 12 of the Principal Indenture or delivered to or received by the Trustee for application in accordance with Section 7.06 of the Principal Indenture), will be held by the Trustee for the benefit of the Noteholders as a part of the Collateral and, upon the occurrence and continuation of an Event of Default, such Trust Moneys will be applied in accordance with Section 7.06 of the Principal Indenture; but, prior to any such occurrence and continuation of an Event of Default, all or any part of the Trust Moneys may be withdrawn, and will be released, paid or applied by the Trustee, from time to time as provided in this Article 10. Notwithstanding anything to the contrary in this Indenture or the Security Documents and for the avoidance of doubt, Trust Moneys will not include any cash, securities, obligations or Cash Equivalents or the investment earnings thereon which arise out of any transaction permitted by Section 9.04 or 9.06.
     (2) On the date hereof there will be established and, at all times hereafter until this Indenture has been terminated and the Obligations of the Corporation under the Secured Notes have been indefeasibly paid in full, there will be maintained with the Trustee an account which will be entitled the Trust Moneys Account (the “Trust Moneys Account”). The Trust Moneys Account will be established and maintained by the Trustee at its principal office in Toronto or such other location as may be designated by the Trustee. All Trust Moneys which are received by the Trustee will be deposited in its Trust Moneys Account and thereafter will be held, applied and/or disbursed by the Trustee in accordance with the terms of this Article 10.
10.02 Withdrawal of Net Cash Proceeds to Fund an Asset Sale Offer
     To the extent that any Trust Moneys consist of Net Cash Proceeds received by the Trustee pursuant to the provisions of Section 6.12 hereof and an Asset Sale Offer has been made in accordance therewith, such Trust Moneys may be withdrawn by the Corporation and will be paid by the Trustee to whomever is acting as paying agent for the Asset Sale Offer (or as otherwise directed by the Corporation) upon an Order of the Corporation to the Trustee and upon receipt by the Trustee of a Certificate of the Corporation, dated not more than five days prior to the Purchase Date, certifying:
(a)	that no Default or Event of Default exists; and

(b)	(i) that such Trust Moneys constitute Net Cash Proceeds, (ii) that pursuant to and in accordance with Section 6.12, the Corporation has made an Asset Sale Offer, (iii) the amount of money to be applied to the repurchase of the Secured Notes pursuant to the Asset Sale Offer, (iv) the amount of money to be retained by the Corporation, and (v) the Purchase Date; and

(c)	that all conditions precedent and covenants herein provided for relating to such application of Trust Moneys have been complied with.
Upon compliance with the foregoing provisions of this Section 10.02, the Trustee will pay the Trust Moneys to whomever is acting as paying agent for the Asset Sale Offer and such paying agent will apply the Trust Moneys as directed and specified by such Order of the Corporation.
10.03 Withdrawal of Trust Moneys for a Related Business Investment
     To the extent that any Trust Moneys consist of Net Cash Proceeds received by the Trustee pursuant to the provisions of Section 6.12 and the Corporation intends to invest such Net Cash Proceeds in a Related Business Investment consistent with the requirements of Section 6.12 (the “Released Trust Moneys”), such Trust Moneys may be withdrawn by the Corporation and will be paid by the Trustee to the Corporation (or as otherwise directed by the Corporation) upon a written Order of the Corporation to the Trustee and upon receipt by the Trustee of the following:
(a)	a Certificate of the Corporation, dated not more than five Business Days prior to the application for the withdrawal and payment of such Trust Moneys, certifying that (i) the release of the Released Trust Moneys complies with the terms and conditions of, and the Released Trust Moneys will be used in accordance with, Section 6.12, (ii) no Default or Event of Default has occurred or is continuing or will exist on the date of the release of the Released Trust Moneys, (iii) the release of the Released Trust Moneys will not result in a Default or Event of Default hereunder and (iv) all conditions precedent to such release have been complied with; and

(b)	evidence satisfactory to the Trustee that the property comprising such Related Business Investment is subject to a valid Lien and security interest in favour of the Trustee for the benefit of itself and the Noteholders pursuant to the Security Documents, subject to applicable Permitted Liens in respect of the relevant item of Collateral.
Upon compliance with the foregoing provisions of this Indenture, the Trustee will apply the Released Trust Moneys as directed and specified by such Order of the Corporation.

10.04 Withdrawal of Trust Moneys on Basis of Repayment of the Credit Facilities and Retirement of Secured Notes
     Trust Moneys may be withdrawn by the Corporation to be applied to (i) repay the Secured Revolving Term Loan (or any Refinancing Indebtedness in respect thereof) or the ABL Facility (or any Refinancing Indebtedness in respect thereof) or (ii) the redemption or purchase and retirement of Secured Notes hereunder and will be paid by the Trustee to the Corporation (or as otherwise directed by the Corporation) upon an Order of the Corporation to the Trustee and upon receipt by the Trustee of a Certificate of the Corporation, dated not more than five Business Days prior to the date of the application for the withdrawal and payment of such Trust Moneys, certifying that (a) no Default or Event of Default exists or is continuing or will exist on the withdrawal date of such Trust Moneys immediately before and immediately after giving effect to such withdrawal, (b) the release of such Trust Moneys complies with the terms and conditions of this Indenture and such Trust Moneys will be used for the redemption or purchase and retirement of the Secured Notes in accordance with the terms of this Indenture and (c) all conditions precedent herein provided relating to such withdrawal and application have been complied with.
     Upon compliance with the foregoing provisions of this Indenture, the Trustee will apply the Trust Moneys as directed and specified by such Order of the Corporation.
10.05 Investment of Trust Moneys
     The Trustee will be entitled to apply any Trust Moneys to the cure of any Default or Event of Default under this Indenture. So long as no Default or Event of Default has occurred and is continuing, all or any part of any Trust Moneys held by the Trustee will from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to the Order of the Corporation, which will specify the Cash Equivalents in which Trust Moneys will be invested. Unless Default or Event of Default occurs and is continuing, any interest and dividends on such Cash Equivalents (in excess of any accrued interest paid at the time of purchase) that may be received by the Trustee will be forthwith paid to the Corporation. Such Cash Equivalents will be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.
     Where it has acted in accordance with an Order of the Corporation, the Trustee will not be liable or responsible for any loss resulting from such investments or sales except only for its own gross negligent action, its own gross negligent failure to act or its own wilful misconduct.
ARTICLE 11 — MISCELLANEOUS PROVISIONS
11.01 Confirmation of Principal Indenture
     The Principal Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects confirmed.
11.02 Acceptance of Trusts
     The Trustee hereby accepts the trusts in this First Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in this Indenture.

11.03 Counterparts and Formal Date
     This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which will together constitute one and the same instrument and notwithstanding their date of execution will be deemed to bear a date as of March 31, 2006.
11.04 Joint Trustees
     Notwithstanding anything to the contrary contained in this Indenture, it is hereby agreed and understood as between the U.S. Trustee and the Canadian Trustee that: (a) the U.S. Trustee is appointed hereunder solely for the purpose of satisfying Section 310(a) of the TIA, and such other sections of the TIA that expressly require a U.S. Trustee to act; (b) the U.S. Trustee will not be subject to Canadian law; and (c) the U.S. Trustee will have no obligation whatsoever in any capacity whatsoever (including, but not limited, to the capacity of Paying Agent, Registrar, or Transfer Agent) under this First Supplemental Indenture or to administer this First Supplemental Indenture or the Debt Securities issued hereunder or under any supplemental indentures, except as set forth in clause (d), and (d) the Canadian Trustee will be responsible (i) for the matters set forth in this clause (c) and (ii) to enforce this First Supplemental Indenture and exercise all rights and remedies on behalf of Noteholders hereunder; provided, however, that upon an Event of Default, the U.S. Trustee will exercise rights and remedies solely under laws of the United States on behalf of U.S. Noteholders.
11.05 Inter-Creditor Agreement
     This Indenture, the Secured Notes and the Secured Note Loan Documents are subject to the provisions of the Inter-Creditor Agreement and the Province Inter-Creditor Agreement for so long as the same remain in effect and, notwithstanding any of the other provisions of this Indenture, the Secured Notes or the Secured Note Loan Documents, the exercise by the Trustee and/or the Noteholders of any rights and remedies hereunder and thereunder and any action taken by the Trustee and/or the Noteholders hereunder and thereunder shall be subject to the terms of the Inter-Creditor Agreement and the Province Inter-Creditor Agreement for so long as the same remain in effect; provided however, and for greater certainty, the foregoing will not be deemed to amend or alter the terms hereof or thereof or the rights and obligations hereunder and thereunder as between the Trustee, the Noteholders, the Corporation, the Restricted Subsidiaries and the Unrestricted Subsidiaries.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested by their duly authorized officers, as of the day and year first above written.

STELCO INC.

Per:

Name:

Title:

Per:

Name:
Title:

BNY TRUST COMPANY OF CANADA, as Canadian Trustee

i
Per:

Name:
Title:

Per:

Name:
Title:

THE BANK OF NEW YORK, as U.S. Trustee

Per:

Name:
Title:

SCHEDULE A
LIST OF SECURITY DOCUMENTS

EXHIBIT 1
FORM OF SECURED NOTE
[INSERT LOGO]
STELCO INC.
No. FRN ●
A corporation incorporated under the Canada Business Corporations Act
CUSIP 828525AG3
ISIN CA 828525AG35
SECURED FLOATING RATE SECURED NOTES DUE 2016
     STELCO INC. (the “Corporation”), for value received, hereby acknowledges itself indebted and promises to pay to the order of                                          on March 31, 2016, or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned (the “Maturity Date”), the principal sum of
● U.S. DOLLARS (U.S.$●)
in lawful money of the United States, on presentation and surrender of this Secured Note at the principal office of BNY Trust Company of Canada in the City of Toronto, and to pay interest on the principal amount hereof:
(a)	at the rate per annum equal to the Libor Rate plus 5.5% from and including March 31, 2006 or from the most recent Interest Payment Date to which interest has been paid or made available for payment on the Secured Notes then outstanding, whichever is later to, but not including, March 31, 2008, in like money or Secured Notes in semi-annual instalments in arrears on June 15 and December 15 in each year (each such date an “Interest Payment Date”), commencing June 15, 2006, with overdue interest, if any, at the same rate after as well as before maturity and after as well as before default in payment of principal or interest provided that if the Corporation elects to pay interest by issuing additional Secured Notes such interest rate will increase to the Libor Rate plus 8.5% in respect of the interest obligation being satisfied; and

(b)	at the rate per annum equal to the Libor Rate plus 5% from and including March 31, 2008 or from the most recent Interest Payment Date to which interest has been paid or made available for payment after that date on the Secured Notes then outstanding, whichever is later, in like money or Secured Notes in semi-annual instalments in arrears on an Interest Payment Date, commencing June 15, 2008, with overdue interest, if any, at the same rate after as well as before maturity and after as well as before default in payment of principal or interest provided that if the Corporation elects to pay interest by issuing additional Secured Notes or elects to accrue interest such interest rate will increase to the Libor Rate plus 8% in respect of the interest obligation being satisfied; provided that if, on the Banking Day the applicable Libor Rate is to be calculated in accordance with the Indenture in respect of the applicable Interest Period, the Increased Rate Test Amount is greater than $500,000,000, the applicable rate of interest for that Interest Period will be increased by an additional 0.5% in all cases.
     Subject to hereinafter provided, as interest on this Secured Note becomes due, the Corporation (except in the case of payment of interest at maturity or on redemption or purchase, at which time payment of interest, if any, may, at the option of the Corporation, be made upon surrender of this Secured Note) will forward or cause to be forwarded by courier or ordinary post to the registered address of the registered Holder of the Secured Note for the time being, or in the case of joint Holders to the registered address of one of such joint Holders, or in accordance with the procedures established by CDS if this is a Book-Entry Secured Note, a cheque or electronic funds transfer for such interest, unless such cheque, if any, is not paid on presentation. The Corporation may, at its option, subject to receipt of all necessary regulatory approvals, pay interest in additional Secured Notes in lieu of cash payments of interest or accrue such interest and provided that no Event of Default has occurred and is continuing (the “Secured Note Interest Payment Election”).
     This Secured Note is one of the Secured Floating Rate Notes due 2016 (the “Secured Notes”) in the aggregate principal amount of up to U.S.$● principal amount in lawful money of the United States and the additional aggregate principal amount in lawful money of the United States of Secured Notes issued in respect of any election by the Corporation to pay interest by issuing additional Secured Notes as provided herein and interest accruing on the Secured Notes issued under a Trust Indenture (the “Principal Indenture”) dated as of March 31, 2006, as supplemented by a First Supplemental Indenture dated as of March 31, 2006, providing for the creation of the Secured Notes (the “Supplemental Indenture” and, together with the Principal Indenture, the “Indenture”), the Indenture being made between the Corporation and BNY Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”) and The Bank of New York, as U.S. Trustee (the “U.S. Trustee” and together with the Canadian Trustee, the “Trustee”). Reference is hereby made to the Indenture for a description of the rights of the Holders of the Secured Notes, the Corporation and the Trustee and of the terms and conditions upon which the Secured Notes are issued and held, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder of this Secured Note, by acceptance hereof, agrees. To the extent that the terms and conditions stated in this Secured Note conflict with the terms and conditions of the Indenture, the latter prevails. All capitalized terms used herein have the meaning ascribed thereto in the Indenture unless otherwise indicated. This Secured Note is subject to the provisions of the Inter-Creditor Agreement and the Province Inter-Creditor Agreement for so long as the same remain in effect.
     The Secured Notes are issuable as fully registered Secured Notes in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 except with respect to additional Secured Notes issued in lieu of cash payments of interest, which additional Secured Notes may be issued in any denomination subject to the requirements of any Recognized Stock Exchange on which the

Secured Notes are listed. The Secured Notes of any authorized denomination may be exchanged, as provided in the Indenture, for Secured Notes in equal aggregate principal amount.
     This Secured Note and all other Secured Notes certified and issued under the Indenture rank pari passu with one another, in accordance to their tenor without discrimination, preference or priority.
     Upon the giving of notice by the Trustee of the occurrence of an Event of Default in accordance with the Indenture, the Secured Notes will become immediately due and payable.
     After the date hereof and prior to April 1, 2008, upon at least 30 days’ prior notice, the Corporation has the right to redeem the Secured Notes at any time in whole or from time to time in part, for cash, at a price equal to 110% of the principal amount of the Secured Notes to be redeemed plus accrued and unpaid interest, if any, to but not including the Redemption Date. At any time on and after April 1, 2008 and prior to April 1, 2009, upon at least 30 days’ prior notice, the Corporation has the right to redeem the Secured Notes at any time in whole or from time to time in part, for cash, at a price equal to 105% of the principal amount of the Secured Notes to be redeemed plus accrued and unpaid interest, if any, to but not including the Redemption Date. On or after April 1, 2009 and prior to April 1, 2010, the Corporation will have the right at its option to redeem the Secured Notes, at any time in whole or from time to time in part, upon not less than 30 days’ prior notice at a redemption price equal to 102.5% of the principal amount of the Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to but not including the Redemption Date. On and after April 1, 2010, the Secured Notes will be redeemable by the Corporation at any time, in whole or from time to time in part, at a price equal to the principal amount of the Secured Notes to be redeemed plus accrued and unpaid interest, if any, to but not including the Redemption Date.
     The Corporation may purchase Secured Notes in the open market or by tender or private contract at any price that is agreed upon between the Corporation and the applicable Holders. Secured Notes purchased or redeemed by the Corporation will be cancelled and will not be reissued.
     Any payments made by or on behalf of the Corporation under or with respect to the Secured Notes will be made free and clear of and without withholding or deduction for or on account of any Withholding Taxes, unless the Corporation or any other payor is required to withhold or deduct Withholding Taxes by Applicable Law or by the interpretation or administration thereof by the relevant Governmental Authority. If the Corporation or other payor is so required to withhold or deduct any amount for or on account of Withholding Taxes from any payment made under or with respect to the Secured Notes, the Corporation will or will cause such other payor to make such withholding or deduction and will remit the full amount withheld or deducted to the relevant Governmental Authority as and when required by Applicable Law and (subject to certain exceptions) will pay such additional amounts as may be necessary so that the net amount received after such withholding or deduction will not be less than the amount that would have been received had there been no such withholding.
     The Indenture contains provisions for the holding of meetings of Noteholders and rendering certain resolutions passed at such meetings by, or by instruments in writing signed by,

the holders of the majority in aggregate principal amount of the Secured Notes outstanding binding upon all Noteholders, subject to the provisions of the Indenture.
     This Secured Note may only be transferred upon compliance with the conditions precedent in the Indenture on the register kept at the above-mentioned principal office of the Trustee and at such other place or places, if any, or by such other registrar or registrars, if any, as the Corporation with the approval of the Trustee may designate, or both and may be exchanged at any such place by the Holder hereof or its executors or administrators or other legal representatives or its or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee, and upon compliance with such reasonable requirements as the Trustee or registrar or both may prescribe, and such transfer will be duly noted thereon by the Trustee or other registrar. No transfer of any Secured Notes will be registered during the 15 Business Days preceding the day of the mailing of a notice of redemption of the Secured Notes or Regular Interest Record Date or Special Interest Record Date.
     This Secured Note will not become obligatory for any purpose until it has been certified by the Trustee for the time being under the Indenture.
     The Holder of this Secured Note, by receiving and holding same, hereby accepts and agrees to be bound by the terms, and to be entitled to the benefits, of this Secured Note and of the Indenture and confirms the appointment of the Trustee, the whole in accordance with and subject to the respective provisions thereof.
     IN WITNESS WHEREOF STELCO INC. has caused this Secured Note to be signed by its President and Chief Executive Officer and by its Executive Vice President and Chief Financial Officer.
     DATED March 31, 2006.

STELCO INC.

By:

President and Chief Executive Officer

And:

Executive Vice President and
Chief Financial Officer

TRUSTEE’S CERTIFICATE
This Secured Note is one of the Secured Floating Rate Notes due 2016 referred to in the within-mentioned Indenture.

BNY TRUST COMPANY OF CANADA,
as Canadian Trustee

By:

Authorized Signing Officer

Date of Certification:

THE BANK OF NEW YORK,
as U.S. Trustee

By:

Authorized Signing Officer

Date of Authentication:

FORM OF ASSIGNMENT
                     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                         , whose address and social insurance number, if applicable, are set forth below, this Secured Note (or $                      principal amount hereof*) of STELCO INC. standing in the name(s) of the undersigned in the register maintained by the Trustee with respect to such Secured Note and does hereby irrevocably authorize and direct the Trustee to transfer such Secured Note in such register, with full power of substitution in the premises.
Dated:

Address of Transferee:

(Street Address, City, Province and Postal Code)

Social Insurance Number of Transferee, if applicable:

*If less than the full principal amount of the within Secured Note is to be transferred, indicate in the space provided above the principal amount (which must be U.S.$1,000 or an integral multiple thereof) to be transferred.
1.	The signature(s) to this assignment must correspond with the name(s) as written upon the face of this Secured Note in every particular without alteration or any change whatsoever. The signature(s) must be guaranteed by an authorized officer of a Canadian chartered bank or of a major Canadian trust company or by a medallion signature guarantee from a member of a recognized medallion signature guarantee program. Notarized or witnessed signatures are not acceptable as guaranteed signatures.
The registered Holder of this Secured Note is responsible for the payment of any documentary, stamp or other transfer taxes that may be payable in respect of the transfer of this Secured Note.

Signature of Guarantor:

Authorized Officer	Signature of transferring registered Holder

Name of Institution

OPTION OF NOTE HOLDER TO ELECT PURCHASE
     If you want to elect to have this Secured Note or a portion thereof repurchased pursuant to Section 6.12 of the Indenture, check the box: ☐
     If the purchase is in part, indicate the portion (in denominations of U.S.$1,000 or an integral multiple thereof) to be purchased:
Your signature:
(sign exactly as your name appears on the other side of this Secured Note)

Date:

Certifying Signature:

EXHIBIT 2
FORM OF REDEMPTION NOTICE
STELCO INC.
SECURED FLOATING RATE SECURED NOTES DUE 2016
REDEMPTION NOTICE

To:	Holders of Secured Floating Rate Notes due 2016 (the “Secured Notes”) of Stelco Inc. (the “Corporation”)

Note:	All capitalized terms used herein have the meaning ascribed thereto in the Indenture mentioned below, unless otherwise indicated.
     Notice is hereby given pursuant to Section 3.04 of the First Supplemental Indenture dated as of March 31, 2006 to a Trust Indenture dated as of March 31, 2006 (collectively, the “Indenture”) both made between the Corporation, BNY Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”) and The Bank of New York, as U.S. trustee (together with the Canadian Trustee, the “Trustee”), that U.S.$● principal amount of Secured Notes outstanding will be redeemed as of ● (the “Redemption Date”), upon payment of a redemption amount of U.S.$● for each U.S.$1,000 principal amount of Secured Notes, being equal to the aggregate of (i) U.S.$1,000, and (ii) all accrued and unpaid interest thereon to but excluding the Redemption Date (collectively, the “Redemption Amount”).
The Redemption Amount will be payable upon presentation and surrender of the Secured Notes called for redemption at the following office of the Trustee:
Suite 1101
4 King Street West
Toronto, Ontario
M5H 1B6
     The interest upon the principal amount of Secured Notes called for redemption will cease to be payable from and after the Redemption Date, unless payment of the Redemption Amount is not made on presentation for surrender of such Secured Notes at the above-mentioned corporate trust office on or after the Redemption Date or prior to the setting aside of the Redemption Amount pursuant to the Indenture.
DATED:
STELCO INC.

By:

(Authorized Officer)